EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

BETWEEN

LORD JAMES EDWARD BERGMAN

ABRAHAM CHESED

YEHUDA AVGANIM

FALK-UWE PREUSSNER

STEFAN VOLKER HLAWATSCH

(AS SELLERS)

AND

GREENBOX POS

(AS BUYER)

REGARDING THE SALE AND PURCHASE OF THE ENTIRE SHARE CAPITAL

OF TRANSACT EUROPE HOLDINGS OOD

DATED AS OF September 3, 2021

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made on September 3, 2021

BETWEEN

LORD JAMES EDWARD BERGMAN;

ABRAHAM CHESED;

YEHUDA AVGANIM;

FALK-UWE PREUSSNER;

STEFAN VOLKER HLAWATSCH,

hereinafter each one referred to as “Seller” and, collectively, “Sellers”

and

GREENBOX POS, a Nevada publicly traded company under NASDAQ symbol “GBOX” with an address at 3131 Camino Del Rio North, Suite 1400, San Diego, CA, 92108 (“Buyer”)

and Sellers and Buyer are together the “Parties” (unless in specific cases the context requires that the term “Parties” refers to Buyer and/or Sellers only).

WHEREAS:

(A)	Sellers are the legal and beneficial owners of the Sale Shares (as defined below) which represent a 100% shareholding interest in Transact Europe Holdings (defined below), more specifically:

(a)	Lord James Edward Bergman is the legal and beneficial owner of 371 Sale Shares, representing approximately a 9.17% shareholding interest in Transact Europe Holdings;

(b)	Abraham Chesed is the legal and beneficial owner of 1,205 Sale Shares, representing approximately a 29.797% shareholding interest in Transact Europe Holdings;

(c)	Yehuda Avganim is the legal and beneficial owner of the 1,205 Sale Shares, representing approximately a 29.797% shareholding interest in Transact Europe Holdings;

(d)	Falk-Uwe Preussner is the legal and beneficial owner of the 1,179 Sale Shares, representing approximately a 29.15% shareholding interest in Transact Europe Holdings;

(e)	Stefan Volker Hlawatsch is the legal and beneficial owner of the 84 Sale Shares, representing a 2.08% shareholding interest in Transact Europe Holdings;

(B)	Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from Sellers, the Sale Shares, in each case on the terms and subject to the conditions of this Agreement (the “Transaction”)

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

ARTICLE I

Capitalized terms used in this Agreement have the meanings specified in Schedule 1 or otherwise given to them in this Agreement. Interpretations are set out in Schedule 1.

2.	SALE AND PURCHASE OF SALE SHARES

ARTICLE II

2.1

Sale and Purchase of Sale Shares. Subject to the terms and conditions contained in this Agreement and subject to the Closing Conditions being satisfied or, where applicable pursuant to this Agreement, waived:

2.1.1	Sellers agree to sell and transfer to Buyer on the Closing Date all of the Sale Shares, and

2.1.2	Buyer agrees to purchase all of the Sale Shares and to pay the Purchase Price as provided in Section 3.

2.2

The Sale Shares shall be sold free from any Lien and together with all rights attached or accruing to them as of the Locked Box Date and together with all dividends accruing to them from the Locked Box Date.

2.3

Each Seller hereby irrevocably and unconditionally waives all rights of pre-emption and other restrictions on transfer over the Sale Shares conferred upon it (including any rights or restrictions in each of the Companies’ articles of association) and shall procure that all such rights conferred on any other person are waived no later than Closing so as to permit the sale and purchase of the Sale Shares free from any Lien by Buyer.

3.	CONSIDERATION AND PAYMENT

ARTICLE III

3.1	Consideration. Subject to Section 3.3, the total consideration for the purchase of the Sale Shares shall be EUR 30,000,000 (the “Purchase Price”).

3.2

Payment. The Purchase Price shall be payable by Buyer by way of wire transfer of immediately available funds without any deduction or withholding for same day value, free of any costs or charges to the Escrow Account prior to Closing in accordance with the Closing Invitation.

3.3

Release of the Purchase Price from the Escrow Account by the Escrow Agent to Sellers’ accounts (or account, as the case may be) in compliance with the procedure as set out in Schedule 3 shall be a good and valid discharge of Buyer’s obligation to pay the Purchase Price.

3.4	Locked Box.

3.4.1	Subject to the provisions of this Section 3.4:

3.4.1.1

Sellers undertake jointly and severally to pay to Buyer an amount equal to any Leakage received by, or originating in favor of, Sellers or any of their Affiliates (other than the Companies) from and including the Locked Box Date to Closing.

In each case, if such amount is determined prior to Closing, it shall be deducted from the Purchase Price as paid to the Escrow Account.

3.4.2

Buyer may serve on Sellers a Leakage Notice at any time up to seven (7) months after Closing. Within twenty (20) Business Days after the date of receipt of any Leakage Notice, the respective Seller (or Sellers as appropriate) may either: (i) accept in writing the amount of Leakage specified in the Leakage Notice in whole or in part (such accepted amount, the “Agreed Leakage Amount”); or (ii) deliver a Leakage Dispute Notice (including in respect of the not accepted amount from the previous subparagraph (i)). Sellers shall pay to Buyer an amount equal to any Leakage: (A) by deduction from the Purchase Price payable at Closing if the Agreed Leakage Amount is determined before Closing; or (B) within 10 Business Days of the Leakage Amount being otherwise determined (whether as an Agreed Leakage Amount or otherwise), in accordance with this Section 3.4. If the respective Seller (or Sellers as appropriate) does not deliver a Leakage Dispute Notice within the relevant period referred to in this Section 3.4.2, then the Leakage specified in the Leakage Notice shall be deemed to be an Agreed Leakage Amount.

3.4.3	If the respective Seller (or Sellers as appropriate) delivers a Leakage Dispute Notice within the relevant period referred to in Section 3.4.2, then:

3.4.3.1

Buyer shall make immediately available, and Buyer shall procure that the respective Company makes immediately available, to the respective Seller such information, records or documents in its possession and control which Buyer in its sole discretion deems reasonably requested by the respective Seller for the purpose of reviewing the items identified in the Leakage Notice;

3.4.3.2	the respective Seller and Buyer shall seek to negotiate in good faith for a period of twenty (20) Business Days as of delivery of the Leakage Dispute Notice to agree the Leakage Amount;

3.4.3.3

if the Leakage Dispute Notice is delivered before Closing, an amount equal to the Leakage which is disputed in the Leakage Dispute Notice (the “Leakage Escrow Amount”) shall be held in the Escrow Account pending the resolution of the dispute as set out in this Section 3.4, and shall be released from escrow to Buyer or Sellers accordingly, save that the Leakage Escrow amount shall not exceed EUR 1,000,000, unless Buyer has provided additional supporting evidence indicating that the Leakage exceeds such amount, in which case the Leakage Escrow Amount shall not exceed EUR 2,000,000. Any limit on the Leakage Escrow Amount is without prejudice to the right of Buyer to claim for Leakage in excess of such Leakage Escrow Amount. Where a sum in respect of Leakage is released from the Escrow Account to a Seller pursuant to this Section 3.4, Buyer shall pay interest on such amount to the respective Seller at a rate of 5% (five per cent.) per annum (day count convention - actual/360) for the period that such Leakage Escrow Amount was held in the Escrow Account. Where it is determined that there has been Leakage in accordance with this Section 3.4, the relevant Seller shall pay interest on such amount to Buyer at a rate of 5% per annum (day count convention - actual/360) for the period that such Leakage Escrow Amount was held in the Escrow Account. In each case such interest shall accrue from day to day.

3.4.4

To the extent that the respective Seller (or Sellers as appropriate) and Buyer cannot reach agreement on the relevant Leakage Amount within the 20 Business Days period referred to in Section 3.4.3.2, the respective Seller (or Sellers as appropriate) or Buyer may refer the dispute to the Leakage Expert pursuant to Section 3.4.6.

3.4.5

Buyer and Sellers shall bear its own costs with respect to the finalization of calculation of any Leakage Amount. The costs of the Leakage Expert shall be borne by Buyer and Sellers as set out in Section 3.4.6.6.

3.4.6

The respective Seller and Buyer must procure that the Leakage Expert is appointed no later than 10 Business Days following the expiry of the 20 Business Days period referred to in Section 3.4.3.2, and acts on the following basis when resolving a dispute referred for resolution by the Leakage Expert for determination in accordance with Section 3.4.4:

3.4.6.1

the terms of reference for the Leakage Expert must be limited to determining the amount of Leakage arising from the matters claimed in the Leakage Notice having due regard to the matters set out in the Leakage Dispute Notice;

3.4.6.2	the Leakage Expert shall act as an expert and not as an arbitrator;

3.4.6.3	the item or items in dispute must be notified to the Leakage Expert in writing upon the Leakage Expert’s appointment;

3.4.6.4	the Leakage Expert decides the procedure to be followed in the determination;

3.4.6.5	the decision of the Leakage Expert shall, in the absence of fraud or manifest error, be final and binding on Buyer and the respective Seller;

3.4.6.6

the costs of the determination, including fees and expenses of the Leakage Expert must be borne in a manner determined by the Leakage Expert having regard to whether his decision favored the position taken by Buyer or the respective Seller (as applicable) or failing such determination shall be paid equally by: (A) the respective Seller(s) and (B) Buyer;

3.4.6.7

each of the respective Sellers and Buyer shall, promptly upon request from the Leakage Expert, respectively provide or procure the provision to the Leakage Expert of all such information as the Leakage Expert shall reasonably require; and

3.4.6.8

the Leakage Expert shall be instructed to resolve on the matter(s) within a period agreed by the relevant Sellers and Buyer and in the absence of such agreement, no later than 30 days after the Leakage Expert is appointed.

3.4.7

If the relevant Seller (or Sellers as appropriate) and Buyer fail to appoint the Leakage Expert within the time period mentioned above, either party (or Sellers on the one side and Buyer on the other, as appropriate) may appoint the Leakage Expert alone, in accordance with this Section 3.4.

3.4.8

There shall be no liability to make any payment under this Section 3.4, unless the respective Seller has received a Leakage Notice from Buyer relating to any Leakage on or before the date which is seven (7) months after Closing.

3.4.9

For the avoidance of doubt, Buyer shall not be entitled to double recovery in respect of any Leakage for whatsoever reason (including, without limitation, a Warranty Claim or other Claim for breach of this Agreement).

3.5

Effects of Payments. Any payment made by Buyer to Sellers or by Sellers to Buyer under this Agreement shall (so far as is possible) be treated as an adjustment to the Purchase Price to the extent of the payment.

3.5.1	Adjustment of the Purchase Price on account of the ExPay Arbitration Case. Subject to this Section 3.5, the Purchase Price shall be reduced by the ExPay Arbitral Award Amount.

3.5.2

Cost associated with the liquidation of Company for Development Smolyan. Subject to this Section 3.5, the Purchase Prices shall be reduced by, reasonable and properly documented costs associated with the liquidation of Company for Development Smolyan, such as fees of legal advisors and accountants, state fees for the Commercial Register, and salaries paid to the liquidator including required by law social/ health security payments.

3.6	Payments in Cash. All payments under this Section 3 shall be made solely by bank transfer with Immediately Available Funds in EUR.

3.7	Payment of balances on the Smolyan Liquidation Cost Deposit.

3.7.1

Buyer shall pay to Sellers or to the order of Sellers, within fifteen (15) Business Days of the completion of the liquidation of Company for Development Smolyan (by way of the latter’s deregistration from the Commercial Register), any amount of the Smolyan Liquidation Cost Deposit remaining after deduction of costs incurred in accordance with Section 3.5.2. The Buyer shall furnish to Sellers a final breakdown of such costs, accompanied with copies of the relevant documents.

3.7.2

If the final aggregate costs incurred in accordance with Section 3.5.2 exceed the amount of the Smolyan Liquidation Cost Deposit, Sellers shall pay to Buyer the excess within fifteen (15) Business Days of receipt of detailed breakdown of such costs, accompanied with copies of relevant documents.

3.7.3

If the liquidation of Company for Development Smolyan is completed before Closing Date, the settlement of costs, accompanied with copies of relevant documents shall take place within twenty (20) Business Days as of Closing.

4.	CONDITION PRECEDENT

ARTICLE IV

4.1

Closing Conditions. The sale and purchase of the Sale Shares pursuant to this Agreement is in all respects conditional upon the fulfilment of each of the following conditions (the “Closing Conditions”):

4.1.1	Clearance from the Bulgarian National Bank (the “BNB Clearance Condition”) having been obtained by Buyer.

4.1.2	The Competition Authority Clearance having been obtained by Buyer (the “Competition Clearance Condition” and, together with the BNB Clearance Condition, the “Clearance Conditions”).

4.1.3

There being no Order in existence that prohibits or materially restrains the sale of the Sale Shares, and there being no proceeding instituted, brought or officially threatened by any Governmental Entity before any court of competent jurisdiction seeking such an Order.

4.1.4	All representations and warranties of Sellers and Buyer shall continue to be true and accurate in all material respects as of the Closing Date.

4.1.5	Sellers shall have performed all of their obligations hereunder that are required to be performed as of the Closing Date.

4.1.6

The Company shall not be in any material default under any of contract, lease or other agreement or instrument affecting or relating to the Company’s assets, the Company’s liabilities or the Company’s business;

4.1.7	The Escrow Agreement has been signed among the Parties and Escrow Agent and the Escrow Account has been opened.

4.2

Responsibility for Fulfilment of Closing Conditions. Subject to Section 4.3, the Parties will use all reasonable endeavors to fulfil or procure the fulfilment of the Closing Conditions before 5.00 p.m. (CET) on the Long Stop Date and each Party will notify the other Party/ies, in writing, as soon as reasonably practicable of the satisfaction of each Closing Condition for which it is responsible.

4.3	Responsibility for the Clearance Conditions.

4.3.1

With the assistance of Sellers, Buyer undertakes to take or cause to be taken all actions necessary, proper or advisable for the satisfaction of the Clearance Conditions, in particular to submit, after first having provided to and reasonably consulted with Sellers in writing and having taken consideration to their views on the contents of the documents and information to be submitted:

(i)

filings for clearance with BNB pursuant to Article 14, paragraph 2 (with respect of Buyer) of the Payment Services and Payment Systems Act not later than twenty (20) Business Days from the Signing Date, or within such other time as the Parties may additionally agree;

(ii)

filing for merger clearance with the Competition Authority (jointly with the BNB, the “Authorities”) not later than twenty (20) Business Days from the Signing Date, or within such other time as the Parties may additionally agree; and

(iii)

any additional documents and information requested by the respective Authority, without undue delay and in any event within the period of time indicated by BNB and/or the Competition Authority in its request or query in relation to the filing process.

Any communication pursuant to this Section 4.3 could be on a counsel-to-counsel basis, if and to the extent required by applicable law. It shall be sufficient for copies of any submission or other document to be provided by Buyer to Sellers and vice versa in the original language, without any translation being required.

4.3.2

Each of Buyer and Sellers shall promptly provide the other Party with copies of any material communication received or sent in relation to the proceedings before the BNB and/or the Competition Authority and give the other Party prompt notice of and give reasonable opportunity to participate in all meetings with the respective Authority.

4.3.3

Each of Buyer and Sellers undertakes to use their best efforts to provide, and procure that their agents and advisers shall provide, the other Party promptly (but in any case, within the time frame provided by the respective Authority) with any necessary administrative cooperation, information and documents reasonably required for the purpose of making any submissions, filings, notifications and other communications for the purposes of satisfying the Clearance Conditions.

4.3.4

To the extent that it becomes apparent that the Competition Clearance Condition would be satisfied if Buyer offers or accepts certain conditions, obligations or commitments, Buyer undertakes to offer and/or accept such conditions, obligations or commitments, except to the extent such conditions prohibit the acquisition of some of the Sale Shares or could negatively affect the business of the Companies after Closing in Buyer’s sole discretion. Buyer agrees to inform Sellers immediately if the Competition Authority indicates that any such conditions, obligations or commitments may be necessary or desirable in order for the Clearance Condition to be satisfied and agrees to update Sellers regularly on the progress of agreeing to any such condition, obligation or commitment.

4.3.5	All state fees and costs in relation to satisfaction of the Clearance Conditions shall be split equally between Buyer and Sellers.

4.3.6

Each Seller shall undertake to exercise all rights and powers available to it to procure that the Companies, as soon as reasonably practicable and in any case within the relevant time limit, cooperate with and provide all necessary information and other assistance reasonably required by Buyer in connection with the satisfaction of the Closing Conditions.

4.3.7

Buyer shall immediately notify Sellers of receipt of the Authorities’ approvals relevant to the Clearance Conditions and shall provide copies of the relevant approvals. Originals or certified copies shall be provided to the Companies.

4.4

Non-Fulfilment or Non-Waiver by Long Stop Date. If Buyer has not received a Closing Invitation from Sellers on or before 5.00 p.m. (CET) on the date falling on the last Business Day of the seven (7) months as of the officially filing by or on behalf of Buyer of the applications for the satisfaction of the Clearance Conditions, but not later than one (1) year as of the date of this Agreement (the “Long Stop Date”), then, unless Sellers and Buyer agree otherwise in writing, either Buyer (provided that the reason for non-satisfaction of the relevant Closing Condition is not a breach by Buyer of this Agreement) or Sellers (by joint notice) (provided that the reason for non-satisfaction of the relevant Closing Condition is not a breach by a Seller of this Agreement) may terminate this Agreement by notice in writing in which case this Agreement shall terminate pursuant to Section 8.

5.	INTERIM PERIOD

ARTICLE V

5.1

Interim Period Restrictions. During the Interim Period, unless Buyer otherwise expressly consents in writing in advance on each occasion (which consent shall not be unreasonably withheld, conditioned or delayed – if no response is received within seven (7) Business Days from the request for consent, the consent is deemed given), each of Sellers will exercise all rights and powers available to it so as to procure that the Companies will not take any of the actions listed in Schedule 2.

5.2	Permitted Conduct. Nothing in Section 5 or Schedule 2 shall operate to restrict or prevent any of Sellers or any Company from doing anything that:

(a)	is required by applicable law;

(b)	is contemplated by the Transaction Documents;

(c)

is lawfully required by any Governmental Entity; is lawfully required as a result of any Governmental Entity revoking, limiting, restricting, or otherwise amending any license, concession or other governmental permission of any of the Companies; and

(d)	is reasonable in an emergency or disaster situation with the intention of minimizing or otherwise mitigating the adverse consequences or effect of that situation in relation to the Companies.

To the extent reasonably practical, Sellers shall notify Buyer of any such action proposed to be taken without consent pursuant to this Section 5.2 prior to taking such action and shall, in any event, promptly notify Buyer once such action has been taken.

5.3

Avoidance of Change in Warranted Position. Until Closing, and except with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each of Sellers shall not, and shall procure that no Company shall, do or omit to do, or cause to be done or omitted to be done, any act or thing which would result (or be likely to result) in any of the Warranties being untrue or inaccurate as at Closing.

5.4

Subject to the limitations provided for in Schedule 6, Sellers shall be liable under this Agreement for direct and foreseeable damages and losses incurred by Buyer resulting from Sellers’ breach of any undertaking concerning the Interim Period.

6.	CLOSING

ARTICLE VI

6.1

The Closing. The closing of the sale and purchase of the Sale Shares (the “Closing”) shall take place on the date and at the location in Bulgaria, which will be specified in the written notice of Sellers delivered to Buyer (the “Closing Invitation”) 10 Business Days after all of the Closing Conditions are satisfied (or waived by Buyer or Sellers, respectively), or on such other date or at such other time or place as Buyer and Sellers may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing Invitation must be delivered to Buyer at least seven (7) Business Days before the intended Closing Date.

6.2

Deposits to Escrow. No later than 3 Business Days prior to the intended Closing Date Buyer shall pay to the Escrow Account, in Immediately Available funds an amount equal to the Purchase Price reduced only by the sum of EUR 50,000 (the “Smolyan Liquidation Costs Deposit”).

6.3	Closing Obligations. At the Closing, Sellers and Buyer shall do those things listed in Schedule 3.

6.4

Sale and Purchase Completed Simultaneously. Neither Sellers nor Buyer shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously in accordance with this Agreement, but the transfer of some of the Sale Shares will not affect the rights of Buyer with respect to the purchase of the other Sale Shares.

6.5

Closing of Sale Shares Transfer. The transfer of the Sale Shares shall be completed and ownership rights to the Sale Shares shall pass to Buyer upon execution of the Transfer Deed but for the purposes of this Agreement, the Transaction shall be deemed completed after Buyer is registered with the Commercial Register as the owner of the Sale Shares and the sole shareholder of the Company.

6.6

All Documents Necessary. On the Closing Date as the case may be, Sellers and Buyer shall (and Sellers shall procure that each Company shall) sign any and all orders, consents or documents, or undertake any other actions necessary to effectuate the transfer of the Sale Shares from Sellers to Buyer and to register such transfer in the Commercial Register with the Bulgarian Registry Agency to the Minister of Justice in accordance inter alia with the procedure laid down in Schedule 3.

6.7

On the Closing Date, Sellers shall procure to Buyer full access and control over the Companies, their office premises and their entire documentation that is in the Company’s possession, and Sellers shall hand over to a person, expressly designated by Buyer for that purpose, all original documents and carriers of information that are property of any of the Companies that are in Sellers’ possession, if any.

6.8

Alternative Closing Method. Neither Buyer nor Sellers shall be obliged to complete the Closing as contemplated under this Agreement unless the other Party has complied with all of its obligations under Schedule 3. If Sellers or Buyer do not fully comply with those obligations, Sellers (in the case of non-compliance by Buyer) or Buyer (in the case of non-compliance by Sellers) may:

(a)

fix a new date for Closing not later than fourteen (14) days after the date on which Closing would otherwise have taken place, in which case the provisions of Section 6.1 and this Section 6.8 will be deemed to refer to Closing as so deferred; or

(b)	terminate this Agreement, if the non-compliance is material to the ability to effect Closing, in which case Section 8.3 shall apply.

6.9

Liquidated damages. Without prejudice to Section 6.8, if upon occurrence of the Clearance Conditions Buyer fails to do the things required of it as listed in Schedule 3 and Closing does not occur for that reason, Sellers shall be entitled to liquidated damages in the amount of EUR 500,000, payable by Buyer as of the Long Stop Date. Without prejudice to Section 6.7, if upon occurrence of the Clearance Conditions Sellers fails to do the things required of them as listed in Schedule 3 and Closing does not occur for that reason, Buyer shall be entitled to liquidated damages in the amount of EUR 500,000, payable by Sellers as of the Long Stop Date.

7.	POST-CLOSING

ARTICLE VII

7.1

Assistance. With effect from Closing, Sellers shall provide Buyer on its reasonable request from time to time with reasonable assistance, provided Buyer specifies the reasons why such assistance is necessary, with Buyer covering the reasonable costs of Sellers associated with the rendering of such assistance.

7.2

Access and Documents. Buyer undertakes to procure (or, in the case of any working papers of the auditors of any Company, to use its best efforts to procure) that, following the Closing, Sellers and their respective duly authorized agents (including, without limitation, Seller’s accountants and other professional advisers), are repeatedly (and as many times as Sellers deem, in their sole discretion, necessary) afforded full access (upon reasonable notice, and no later than within 3 Business Days from receipt of such notice by Buyer, during normal business hours and at the cost of the relevant Seller) to any documents, information, records and personnel relating to the business prior to Closing of any Company (including Sellers’ right to obtain copies of documents, information and records identified to Buyer), irrespective of whether such documents, information or records were created before or after Closing) as they may require (to the extent needed) to enable Sellers to comply with their respective obligations under Bulgarian or any other applicable law.

8.	TERMINATION

ARTICLE VIII

8.1	Termination prior to Closing. At any time prior to the Closing Date, this Agreement may be terminated solely:

(a)	by the mutual written agreement of the Parties hereto;

(b)

by Buyer if by Closing, there has been a material breach (where such breach(es) are not remedied within thirty (30) days) of any of the following Sellers’ Warranties laid down in Schedule 4, paragraphs:

(i)         1.1, 1.2, 2.1, 2.2, 3.1, 3.3 (a) – (e); or

(ii)         3.7 (a), 3.7 (b), or 3.8 (a) – (c), 3.17, 3.18, and 4, which would have a material adverse effect on business of Transact Europe;

(c)	by Sellers and/or Buyer in accordance with Section 4.4;

(d)

By Buyer if any of the Companies suffers a material adverse change, which could have a material adverse impact on its business or prospects, such as but not limited to loss of VISA or MasterCard license (or express, clear and imminent threat of loss of such license, providing such threat originates officially from VISA or Mastercard and any deficiencies alleged thereby are not timely cured), a material cyber breach or fraud event, or other material actual regulatory, or financial change or event; or

(e)	by Sellers, or in the case of (ii) below Buyer or Sellers, as the case may be, if:

(i)	Buyer fails to comply with its obligation to pay the Purchase Price; or

(ii)	A material Conditions Precedent is not fulfilled by the Long Stop Date.

8.2	Termination after Closing. None of the Parties may terminate or rescind (for any reason or under any law or legal theory) this Agreement after the Closing.

8.3

Effect of Termination. Termination of this Agreement shall take immediate effect upon delivery of a termination notice to the other Party pursuant to Sections 8.1(b) to 8.1(e) (inclusive) or on the signing of a mutual written consent pursuant to Section 8.1(a). Upon the termination of this Agreement, the Parties shall be released from any further obligation under this Agreement; provided, however, that in case of termination under Sections 8.1(b), 8.1(c) or 8.1(e), no Party shall be released from any claim or liability arising under breach of this Agreement by such Party prior to such termination. The following Sections shall survive the termination of this Agreement: this Section, Section 1, Section 11, Section 13, Schedule 1.

9.	SELLERS’& WARRANTIES

ARTICLE IX

9.1

Representations and Warranties of Sellers. Each Seller warrants to Buyer that the Warranties set out in Schedule 4 are true and accurate in all material respects as at the time of entry into this Agreement, and shall be deemed to have been repeated on the Closing Date (by reference to the facts or matters then existing).

9.2

Status of Sellers’ Warranties. Each of Sellers’ Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Sellers’ Warranty or by any other provision of this Agreement or any Transaction Document.

9.3

Sellers agree with Buyer, each Company and each employee and director of a Company, to waive any rights or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any Company or any of its employees or directors in connection with the giving of the Warranties and the preparation of the Disclosure Letter, except for fraud, dishonesty, gross negligence, or willful concealment or willful misconduct by or on behalf of any Company or any of its employees or directors.

9.4

The Parties agree that the persons to whom Section 9.3 applies shall be third party beneficiaries of Section 9.3, and with the consent of Buyer Section 9.3 shall be enforceable (not directly but through Buyer acting as their agent) by such persons and their respective legal successors, heirs and legal representatives and shall be binding on all successors and assigns of Sellers and Buyer shall act as their agent.

9.5

Subject to the limitations provided for in Schedule 6, Sellers shall be liable under this Agreement for all direct and foreseeable damages and losses incurred by Buyer resulting from a breach(es) or inaccuracy of any of Sellers’ Warranties.

10.	BUYER’S WARRANTIES

ARTICLE X

10.1

Representations and Warranties of Buyer. Buyer warrants to Sellers that each of Buyer’s Warranties set out in Schedule 5 is true and accurate in all material respects as at the time of entry into this Agreement and shall be deemed to have been repeated on the Closing Date (by reference to the facts or matters then existing).

10.2

Status of Buyer’s Warranties Each of Buyer’s Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Buyer’s Warranty, or by any other provision of this Agreement or any Transaction Document.

10.3

Subject to the limitations provided for in Schedule 6, applied mutatis mutandis, Buyer shall be liable under this Agreement for all direct and foreseeable damages and losses incurred by Sellers resulting from a breach(es) or inaccuracy of any of Buyer’s Warranties.

11.	BUYER’S INVESTIGATIONS

ARTICLE XI

Except in the case of fraud or fraudulent misrepresentation, Buyer acknowledges that:

(i)	it has been furnished with or given access to the Data Room and management presentations;

(ii)

it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than Sellers’ Warranties;

(iii)	any claims Buyer may have for breach of any warranty shall be based solely on Sellers’ Warranties.

12.	ADDITIONAL OBLIGATIONS AND FURTHER UNDERTAKINGS

ARTICLE XII

12.1

Press Announcements. The initial announcement about the Transaction shall be a joint announcement in the form agreed by Sellers and Buyer. No announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement or the Transaction (including any consideration payable) shall be made or issued before, on or after the date of this Agreement by or on behalf of any of the Parties without the prior written approval of Sellers and Buyer, provided that nothing shall restrict the making by any Party (even in the absence of agreement by the other Parties) of any statement or disclosure:

(a)	which may be required by law, or called for by the requirements of any applicable stock exchange, listing authority or regulatory authority;

(b)

which involves only a statement of the fact that the Transaction hereunder has occurred and limited to an accurate description of the basic terms of the Transaction hereunder but does not refer to any consideration payable under the Transaction; or

(c)	of information that is or becomes within the public domain through no fault of that Party.

12.2

Confidentiality. For a period of two years after Signing, the Parties agree to keep strictly confidential and not, without the prior written consent of Sellers (if the disclosing Party is Buyer) or Buyer (if the disclosing Party is either of Sellers), to disclose to any third party or use or exploit for any purpose (other than for which it was provided) any information (in any form whatsoever) relating to the Companies, the Parties or to the Transactions contemplated by this Agreement, or the existence of this Agreement and other Transaction Documents (the “Confidential Information”), except (i) insofar as may be required by any applicable law, accounting regulation, order of any Governmental Entity, stock exchange regulation or decision or in order to obtain a Tax clearance or consent from any relevant Tax Authority, or litigation or (ii) when disclosure is made to a Party’s Affiliate or banks financing the Transaction, or to the Party’s or its Affiliates’ directors, officers, managers, employees, agents, representatives, counsels and advisers and provided that the disclosing Party shall procure that such persons are bound by a duty of confidentiality to the disclosing Party and do not disclose the Confidential Information to any third party or use or exploit it for any purpose (other than for which it was provided) or (iii) as required for preservation of the lawful interests of any of Buyer and its Affiliates (including, after the Closing, the Companies). The obligations of this Section 12.2 shall not apply to any information:

(a)	which was in the public domain before it was furnished to the relevant Party;

(b)

which, after it was furnished to the relevant Party, enters the public domain otherwise than as a result of (i) a breach of this Section 12.2 by that Party or (ii) of a breach of a confidentiality obligation by the discloser, where the breach was known to that Party; or

(c)	is provided to a Party by a third party which is lawfully in possession of that information and has the lawful right to disclose or use it.

Each Party shall undertake and maintain adequate security measures to prevent unauthorized third parties from obtaining access to the Confidential Information in possession of that Party. The obligations contained in this Section 12.2 shall remain in full force and effect notwithstanding any termination of this Agreement.

Buyer shall procure that, beginning on the Closing Date, the Companies are bound by a confidentiality undertaking corresponding to this Section 12.2.

12.3

Further undertakings. The Parties agree that the outstanding amounts due at Closing by the respective Company in relation to: (i) minutes of meeting of Transact Europe Holdings dated January 24, 2020 and other documents executed in this respect; (ii) Joint Venture Agreement between Transact Europe Holdings and Cherryview Limited, dated July 5, 2016, as subsequently amended by Deed of Amendment No.1, dated May 1, 2018; and (iii) the Services Agreement between Transact Europe Holdings and TempCyp, LLC, dated December 2, 2019, shall be fully paid out of and settled by the Sellers through the amount deposited in the Escrow Account, and not by the Company, as shall be further specified in the Escrow Agreement.

13.	MISCELLANEOUS

ARTICLE XIII

13.1

Expenses. Except as otherwise expressly provided in this Agreement, Sellers and Buyer shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall any Company bear any of such costs and expenses. The costs of the services provided by the Escrow Agent shall be borne equally by Sellers and Buyer.

13.2

Further Assurances. Parties agree to take such other action not expressly provided for herein as may be necessary or desirable for the completion of the sale of the Sale Shares upon the terms and subject to the conditions contained herein. Notwithstanding the foregoing provisions of this Section 13.2 the Parties agree not to take, cause or permit to be taken, any action or to do, or cause to be done, anything which could adversely affect or preclude consummation of the transactions contemplated by this Agreement.

13.3	Governing law. Amicable resolution of disputes

This agreement, and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation (including any non-contractual disputes or claims), shall be governed by and construed in accordance with Bulgarian law.

The Parties shall seek to first settle amicably all and any disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity (a “Dispute”). Within 15 (fifteen) Business Days of a request by way of notice from one Party to the other (a “Notice of Dispute”), one or more representatives of the Parties with authority to settle the Dispute, shall meet and shall attempt in good faith to resolve the Dispute. If within 20 (twenty) Business Days of receipt of the Notice of Dispute any Dispute is not resolved by negotiation in accordance with this Section, subject to Section 8(a) of Schedule 6, the Parties have the option to refer the Dispute to arbitration in accordance with Section 13.4 and the Dispute shall be finally settled by arbitration.

13.4

Dispute Resolution. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration as at present in force, which Rules are deemed to be incorporated by reference into this Section 13.3. The number of arbitrators shall be three. The seat, or legal place, of the arbitration shall be London, United Kingdom. The language to be used in the arbitration shall be English. The parties hereby waive any rights under the Arbitration Act 1996 to seek determination of a preliminary point of law by, the courts of England.

Nothing in this Agreement shall restrict or prohibit any Party from applying to any court of competent jurisdiction for any interim measure of protection in respect of the subject matter of the Dispute.

13.5

Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the Parties (and shall also be transmitted to the Persons receiving copies thereof) at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to Lord James Edward Bergman, to his respective address shown on page 3 of this Agreement, who is hereby constituted as Sellers’s agent for the purposes of communication under this Agreement (“Agent”). Any notice sent to the Agent shall be deemed received by all Sellers simultaneously and shall be binding on all Sellers.

If to Buyer, to:

GreenBoxPOS

3131 Camino Del Rio North Suite 1400

San Diego, CA 92108

For the attention of: Lindsey-Shannon Lee, Esq.

With a copy to (which shall not constitute notice):

Lucosky Brookman

101 Wood Avenue South

5th Floor

Woodbridge, NJ 08830

For the attention of: Joseph Lucosky and N. Adele Hogan

13.6

Right of first refusal to onboard new merchants. For a period of two (2) years as of the Closing Date, each Seller shall provide to the Companies the right of first refusal to onboard new merchants as their clients, on such terms as Seller offers to the Companies in good faith. Absent confirmation of intention to onboard such merchants within three (3) Business Days of the notice from Seller to the Companies, Seller shall be free to approach other acquirers concerning such merchants.

13.7

Notification to business partners of the Transaction. The Parties shall cause the Companies to promptly after the Closing Date notify the business partners, organizations and agencies with which the Companies cooperate, listed non-exhaustively in Schedule 8, of the occurrence of the Transaction. Such notifications shall be carried out in accordance with the respective arrangements with such business partners.

13.8

Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and the Parties shall attempt to deliver the benefits of such provision in a manner that is not invalid, illegal or unenforceable.

13.9

Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Party without the prior written consent of the other Parties or except by operation of law and as provided below in this Section 13.9 and any attempted assignment without the required consents shall be void. Sellers shall have the right to assign their rights and obligations hereunder, in whole or in part, to any Affiliate. Buyer shall have the right to assign its rights and obligations hereunder, in whole or in part, to any Buyer’s Affiliate or to any bank or regulated fund or regulated financial institution who has provided funding required for performance of any payment obligation of Buyer under this Agreement.

13.10

VAT. All payments effected by one Party to the other Party under this Agreement shall be exclusive of value added tax (VAT), which will be charged in excess of the amounts pursuant to the applicable local regulations.

13.11

Interest. If any of the Parties defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at a rate of 1% per annum (day count convention - actual/360). Such interest shall accrue from day to day and shall be compounded monthly.

13.12

Separate Nature. The obligations of each Seller under this Agreement are entered into individually by that Seller on his own behalf and are made severally and separate from any obligation entered into by any other Seller. No claim can be made against any Seller in respect of any breach of this Agreement by any other Seller. For the avoidance of doubt, if a Seller is found liable towards the Buyer under this Agreement, such liability may not exceed (i) the gross amount, being a portion of the Purchase Price, attributable and received by such Seller on the basis of the Escrow Agreement, and (ii) where the liability is further invoked against all Sellers, such liability may not exceed a percentage of the total liability amount equal to the percentage that represents the portion of the Purchase price attributable and received by such Seller. The foregoing shall be without prejudice to the further limitations provided for in Schedule 6.

13.13	Language. This Agreement has been entered into in the English language. Any notice given under or in connection with this Agreement must be in English.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SCHEDULE 1: DEFINITIONS AND INTERPRETATION

PART 1

Terms defined elsewhere in this Agreement

Defined Term	Reference to the Definition in the Agreement
“Agreed Leakage Amount”	Section 3.4.2
“Agreement”	Headings of the Agreement
“BNB Clearance Condition”	Section 4.1.1
“Buyer”	Headings of the Agreement
“Clearance Conditions”	Section 4.1.1
“Closing Conditions”	Section 4
“Closing Date”	Section 6.1
“Closing Invitation”	Section 6.1
“Competition Clearance Condition”	Section 4.1.1
“Competition Legislation”	Schedule 4, Part 2, paragraph 3.7C(i)
“Confidential Information”	Section 12.2
“Damages Payment”	Schedule 6
“Disclosed”	Schedule 6, Section 14
“Excess Recovery”	Schedule 6
“Interim Actions”	Schedule 2
“IT Systems”	Schedule 4, paragraph 3.15 (a)
“Long Stop Date”	Section 4.4
“Material Contract”	Schedule 4, paragraph 3.9(a)
“Notifiable Claims”	Section 14.2.2
“Parties”	Headings of the Agreement
“Payment”	Section 14.9
“Payment Obligation”	Section 14.9
“Purchase Price”	Section 3
“Release Instruction”	Schedule 3, paragraph (c)
“Sellers”	Headings of the Agreement
“Smolyan Liquidation Costs Deposit”	Section 6.2
“Third Party Claim”	Schedule 6
“Third Party Sum”	Schedule 6
“Threshold”	Schedule 6
“Transaction”	Recitals of the Agreement
“Transfer Deed”	Schedule 3, Section (i)

PART 2

Other Defined Terms

In addition to terms defined elsewhere in this Agreement, the terms set forth below shall have the following meanings in this Agreement:

“Accounts” means the audited unconsolidated balance sheets of the Companies as at 31 December 2020 and the unconsolidated profit and loss accounts of the Companies for the twelve-month period ended on that date and the notes and directors’ reports relating to them, in accordance with IFRS.

“Affiliate” means, (i) with respect to any Person, any other Person controlling, controlled by or under common control with such Person or that acts as trustee of a trust benefiting an individual shareholder of the ultimate beneficiary shareholder of such Person and (ii) any Person controlled by any of the above.

“BNB” means the Bulgarian National Bank, which is also the supervisory and regulatory body for electronic money institutions established in Bulgaria

“BNB Clearance” means a final and unappealable resolution of the BNB pursuant to Article 14, paragraph 2 of the Payment Services and Payment Systems Act, allowing the transfer of the Sale Shares on the terms and subject to the conditions under this Agreement.

“Business Day” means any day of the year (other than a Saturday, or Sunday, or public holiday) on which banking institutions in both the Republic of Bulgaria and the United States of America are open for conducting business.

“Buyer’s Warranties” means the warranties given by Buyer in Section 10.

“Claim” means any claim by Buyer against any Seller arising out of or in connection with this Agreement, including a Warranty Claim.

“Closing” means the completion of the transactions contemplated by this Agreement in accordance with Section 6.

“Commercial Register” means the common electronic publicly accessible database referred to in article 2 of Bulgaria’s Commercial Register and Register of Non-Profit Legal Persons Act, which is maintained by the Registry Agency with the Minister of Justice of the Republic of Bulgaria.

“Company” means any of Transact Europe Holdings or Transact Europe; and “Companies” means together Transact Europe Holdings and Transact Europe, and any of their subsidiaries.

“Company for Development Smolyan” means Company for Development Smolyan EOOD, a Bulgarian limited liability company, Id. No. 175376946, with its registered office at 19, Karnigradska Street, Sofia 1000, Bulgaria, and a wholly-owned subsidiary of Transact Europe.

“Competition Authority” means the Bulgarian Competition Protection Commission, which is the Bulgarian governmental agency empowered to enforce, among others, Competition Legislation in Bulgaria, including to grant clearance of transactions resulting in business concentration.

“Competition Authority Clearance” means a final and unappealable resolution of the Competition Authority allowing the transfer of the Sale Shares on the terms and subject to the conditions under this Agreement.

“Data Room” means the virtual data room prepared by Seller, and hosted on DropBox.com, which contains documents and information relating to the Companies made available to Buyer (for the purposes of their carrying out a due diligence) by Sellers up to 23:59 (CET) on the date preceding Signing Date, and which shall thereafter be locked for any adding, removing, or editing of files with access thereto limited to the Parties and the Companies, and to their designated officers and advisors. Administrator rights in relation to the Data Room shall be provided jointly to one person designated by Sellers and one person designated by Buyer. The contents of the Data Room as of 23:59 (CET) on the date preceding the Signing Date shall be evidenced by a screenshot of the uploaded information showing the exact size of the information in MB/GB, to be made by Sellers or person designated by them. After the Data Room is locked, Buyer will have access to its contents for verifications purposes for a period of within fifteen (15) Business Days after Signing Date. After that period the individuals on Sellers and Buyer side with permitted access to the Data Room are listed in Schedule 9.The Data Room forms Schedule 9 hereto.

“Disclosure Letter” means the letter from Sellers to Buyer in relation to Sellers’ Warranties having the same date as this Agreement the receipt of which has been acknowledged by Buyer. The Disclosure Letter forms Schedule 10 hereto.

“Escrow Account” means the deposit account to be operated by the Escrow Agent pursuant to the Escrow Agreement, further details of which are set out in the Escrow Agreement.

“Escrow Agent” means Eurobank (Bulgaria) AD (doing business as Postbank), a licensed Bulgarian credit institution, or as to be agreed between Seller and Buyer in writing.

“Escrow Agreement” means the agreement between Sellers, Buyer and the Escrow Agent on the operation of the Escrow Account in the agreed form which the Parties will, using all reasonable efforts, finalize and agree with the Escrow Agent within fifteen (15) Business Days following Signing Date, unless the Parties agree to extend this period. The Parties will procure that the Escrow Agreement will be signed by all parties thereto no later than two (2) weeks before the anticipated date of Closing. Among other matters, the Escrow Agreement shall provide that if the arbitral award under the ExPay Arbitration Case shall not have been given until the Closing Date, the amount of EUR 150,000 shall be retained in the Escrow Account and the amount under the Release Instruction shall be accordingly reduced. In furtherance the Escrow Agreement shall provide that: (i) if the ExPay Arbitral Award Amount shall be equal or less than EUR 150,000, the ExPay Arbitral Award Amount shall be paid to the Buyer from the Escrow Account and any balances shall be released according to the instructions of the Sellers; or (ii) if the ExPay Arbitral Award Amount shall be more than EUR 150,000, that sum shall be paid to the Buyer and the Buyer shall be entitled to claim from Sellers any exceeding balance in accordance with this Agreement.

“EUR” or “Euro” means the single currency unit of those members states of the European Union that have adopted the euro as their legal currency in accordance with EU legislation relating to the European Monetary Union.

“ExPay Arbitral Award Amount” means the amount that may be awarded in favor of the plaintiff in the ExPay Arbitration Case for payment by Transact Europe, such amount estimated by Sellers, on the basis of the opinion of Transact Europe’ defense counsel, not to exceed the sum of EUR 150,000.

“ExPay Arbitration Case” means international arbitration case No 9/2016 brought by ExPay Financial Assets, as plaintiff, versus Transact Europe, as defendant, before the Arbitration Court with the Bulgarian Chamber of Commerce in Sofia.

“Governmental Entity” means any state or governmental department, commission, board, agency, parliament, court, tribunal, arbitrator, authority, regulator, prosecutor, state’s attorney, police, official or other instrumentality or other governmental entity, whether national, provincial, regional, municipal or local.

“Group” means Transact Europe Holdings, Transact Europe and any of their subsidiaries.

“IFRS” means International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board, the International Accounting Standards (IASs) adopted by the International Accounting Standards Board, the Standing Interpretation Committee abstracts (SICs) and the International Financial Reporting Interpretation Committee abstracts (IFRICs) as adopted or issued by the International Financial Reporting Interpretation Committee, in each case, as adopted by EU regulation.

“Immediately Available Funds” means an electronic funds transfer made by the payor into a bank account nominated by the payee such that the funds are available to the payee on the same date as the transfer is made.

“Interim Period” shall mean the period commencing on the Signing Date and ending on the earlier of the Closing Date or the termination date of this Agreement, as applicable.

“Leakage” means:

(a)

any dividend or distribution (in cash or in kind) or any payments in lieu of any dividend or distribution, declared, paid or made by any of the Companies to any of Sellers or any of their Affiliates (other than the Companies), by any Company that has occurred after the Locked Box Date;

(b)

any payments not on market terms made to any of Sellers or any of their Affiliates (other than the Companies), by any Company, and any termination payments not reflected in the Accounts under any agreements between (i) a Company and (ii) a Seller or any of its Affiliates (except for a Company);

(c)

any payments made or agreed to be made by any Company to any of Sellers or their Affiliates (other than the Companies), in respect of any share capital or other securities of any Company being issued, redeemed, purchased or repaid, or any other return of capital;

(d)

any consultant, advisory, management, monitoring, service, shareholder or other fees, charges or compensation of a similar nature paid by any Company to any of Sellers or any of their Affiliates (other than the Companies);

(e)

any payments made, or future benefits granted, by any Company to any of Sellers or any of their Affiliates (other than the Companies) and any assets transferred or surrendered to or liabilities assumed, indemnified, or incurred for the benefit of any of Sellers or any of their Affiliates (other than the Companies) in all cases done other than on arm’s length terms, on market terms or other than in the ordinary course of business;

(f)

the waiver, deferral or release (whether conditional or not) by any Company of any amount, right, value, benefit or obligation owed or due to any Company by any Seller or any of their Affiliates (other than the Companies) to the extent granted other than for arm’s length consideration;

(g)

any amount successfully claimed by any third party against any guarantee, indemnity or Lien provided by, or over the assets of, any Company in respect of the obligations or liabilities of Sellers or any of their Affiliates (other than the Companies);

(h)

any bonuses, incentives or commission paid by any Company before Closing or which any Company committed before Closing to pay (whether actually payable before or after Closing) to any of Sellers or any of their Affiliates (other than the Companies) in connection with the preparation, negotiation or consummation of the transaction contemplated by this Agreement;

(i)

any fees, costs and expenses of external advisers incurred, or reimbursed, by or charged to any Company in relation to the transactions contemplated by the Transaction Documents, other than any such fees, costs or expenses expressly stated to be borne or reimbursed by Buyer elsewhere in this Agreement;

(j)	any Tax and interest thereon becoming payable at any time by any Company as a consequence of any of the matters referred to above;

(k)	any agreement or arrangement made or entered into by any Company or any of Sellers to do or give effect to any matter referred to in (a) to (j) above;

(l)

any payment made by any of the Companies to any of the Sellers or any of their Affiliates (other than the Companies) which, although not listed explicitly in (a) to (k) above, has as the clear effect transfer of any amounts from a Company to the Sellers or their affiliates not in the ordinary course of Business or not on market terms, but excludes any Permitted Leakage.

In furtherance, for the avoidance of doubt, the following shall not be treated as Leakages:

(i) fees payable to any of Sellers or any of their Affiliates by any Company, under agency agreements or referral agreements aimed at bringing business to the respective Company, as these are on market terms (cf. item (b) above); and

(ii) fees payable to the statutory auditors of the Companies, PwC Bulgaria, for the audit of the Accounts for 2020.

“Leakage Amount” means the aggregate amount of each instance of Leakage identified in each Leakage Notice (if any).

“Leakage Escrow Amount” has the meaning given to that term in Section 3.4.3.3.

“Leakage Dispute Notice” means a notice in writing to Buyer stating that there is a bona fide dispute in relation to Buyer’s calculation of the amount of the Leakage as set out in the Leakage Notice and setting out the items or amounts of Leakage which are in dispute.

“Leakage Expert” means a Big 4 advisor in Bulgaria chosen by lot, save where the Big 4 advisor performs a role which conflicts it from such appointment. The parties will designate the Leakage Expert jointly.

“Leakage Notice” means a written notice of the occurrence of one or more instances of Leakage, stating in reasonable detail the nature of the Leakage and, if practicable, the Leakage Amount claimed.

“Lien” means any lien, encumbrance or security interest of any kind, including a mortgage, charge (fixed or floating), pledge (registered or unregistered), option, right of first refusal, right of pre-emption, assignment by way of security, financial collateral, trust arrangement for the purposes of providing security, retention arrangements and any agreement, arrangement or consent to create any of the foregoing or to create any other third-party rights.

“Locked Box Date” means December 31, 2020.

“NDA” means the non-disclosure agreement entered into between Buyer and Sellers on June 21, 2021.

“Order” means any order, injunction, judgment, decree, ruling or arbitration award.

“Permitted Leakage” means:

(a)

Dividends to the Sellers concerning profits of the Companies for 2019 and 2020, including (i) dividends paid during the period from the Locked Box Date up to the Signing Date, and (ii) dividends which may be voted for distribution and payable after the Singing Date, as Disclosed in the Disclosure Letter;

(b)

payments made or accruals in respect of payments to be made between any Company and any of Sellers or their Affiliates (including the Companies) made under agreements between any Company and any Seller or their Affiliates (including the Companies), as Disclosed to Buyer in the Disclosure Letter (and for the avoidance of doubt, and subject to letter (g) of this definition below, excluding any amendments, variations or waivers to such agreements after the Signing Date);

(c)

any payments or accruals in respect of payments to be made in relation to any financing provided by any of Sellers or their Affiliates (including the Companies), including payment of any interest accrued thereon, commitment fees, closing amounts, or other related fees, (and including any amendments, variations or waivers to such agreements after the Signing Date);

(d)

 Consultancy fees Disclosed in the Disclosure Letter, and consultancy fees which shall continue to be incurred after the Signing Date (including those payable to Cherryview Limited) in the aggregate amount of EUR 40,000 per calendar month (excluding sums under paragraphs (e) and (f) below) payable by Transact Europe during the period from the Locked Box Date up to the Closing Date;

(e)

all costs and expenses incurred by any member of the Group, in each case together with any unrecoverable value added tax thereon, in connection with the preparation, negotiation, contemplation or termination of the documentation and other arrangements relating to the Transaction that are notified by Sellers to Buyer, in an aggregate amount not exceeding EUR 100,000;

(f)

reasonable third party advisory costs of the Group (including, but not limited to legal, tax and accounting) incurred in the ordinary course of business and consistent with past practice up to the maximum amount of EUR 30,000 per calendar month;

(g)

any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by any Company, which have been disclosed to Buyer in the Disclosure Letter (and for the avoidance of doubt excluding any amendments, variations or waivers to such agreements after the Signing Date);

(h)

any other payments, accruals, assumptions, indemnifications or the incurrence of any other liabilities by any Company (which would otherwise qualify as Leakage), to which Buyer has given its express consent in writing,

(i)	any Tax or amounts in respect of Tax arising as a consequence of or by reference to any of the above, in an aggregate amount not exceeding EUR 20,000;

(j)	any payments made or accruals in respect of payments to be made between any of the Companies; and,

(k)	to the extent not covered in the foregoing, the amounts itemized specifically as Permitted Leakage in the Disclosure Letter,

and, for avoidance of doubt, there shall be no double-counting of items as Permitted Leakage.

Such payments, costs and amounts, made or paid (or to be made or paid) on or after the Locked Box Date and representing a Permitted Leakage, shall not in aggregate exceed the sum of EUR 2,200,000.

“Person” means any individual, general, limited or other partnership, limited liability company, corporation, other business organization, proprietorship, trust, union, association, unincorporated organization, Governmental Entity and any other entity.

“Relevant IP” means all patents, know how, trade-marks and service marks, business and trade names, domain names, registered designs, design rights, logos, copyright, database rights, trade secrets and other confidential information and all other commercial monopoly rights and any other similar intellectual or commercial rights (in each case whether or not registered or capable of registration), together with all applications for registration of any of the foregoing and the rights to apply for, and any licenses to use, any of the foregoing and rights or protections howsoever described of the same or similar effect or nature in any part of the world, owned, used or exploited by any Company.

“Sale Shares” means the 4044 (in words: four thousand and forty-four) participatory shares (in Bulgarian „дялове“), having value of BGN 1 (in words: one Bulgarian Leva) each, representing 100% of the equity interest in Transact Europe Holdings.

“Senior Employee” means each employee of the Group earning or who is expected to earn in the current financial year more than EUR 28,000 gross per annum including any expected salary, wages, bonus, incentive (whether or not in case) and other benefits, whether the employee is entitled to such benefits as of right or not.

“Sellers’ Warranties” means the representations and warranties given by Sellers pursuant to Section 9.

“Senior Managers” means the manager(s) of Transact Europe Holdings and the members of the board of directors of Transact Europe.

“Signing Date” means the date hereof.

“Taxation” or “Tax” means all forms of taxation, duties, levies, imposts and social security charges, including, without limitation, personal income tax, corporate income tax, wage withholding tax, national health insurance and social security contributions, value added tax, customs and excise duties, any type of transfer tax, withholding tax, real estate taxes, municipal taxes and duties, environmental taxes and duties and any other type of taxes or duties now or hereafter payable or required to be remitted to, or imposed, levied, collected or assessed by, any Governmental Entity in the Republic of Bulgaria or in any relevant jurisdiction; together with any interest, penalties, surcharges or fines relating thereto, due, payable, levied, imposed, or claimed to be owed in any relevant jurisdiction.

“Tax Inspection Decree” means the tax inspection decree (ревизионен акт in Bulgarian language) as per Article 118 of the Bulgarian Tax and Social Security Proceedings Code.

“Taxation Warranties” means the Warranties in Schedule 5, Part 3.

“Tax Authority” means any Governmental Entity or other authority whatsoever competent to impose any Tax, in any country.

“Transact Europe” means Transact Europe EAD, a Bulgarian joint-stock company, Id. No. 121554961, with its registered office at 19, Karnigradska Street, Sofia 1000, Bulgaria.

“Transact Europe Holdings” means Transact Europe Holdings OOD, a Bulgarian limited liability company, Id. No. 203296816, with its registered office at 19, Karnigradska Street, Sofia 1000, Bulgaria.

“Transaction Documents” means this Agreement together with its Schedules, the Disclosure Letter and the Escrow Agreement and such other documents as the Parties may agree in writing will be Transaction Documents.

“Transfer” means, directly or indirectly, to sell, donate, dispose of, split, surrender, bequeath, assign, charge, encumber, lease, effect a merger, de-merger, consolidation or a de-consolidation of any kind, or to do any other act or thing, directly or indirectly, voluntary or involuntary, having the effect, by operation of law or otherwise, of disposing of any legal, beneficial or economic rights in any property or creating any legal, beneficial or economic rights of any third party in any property, or any other action which has substantially the same effect as any of the foregoing.

“Warranty Claim” means any claim by Buyer for a breach of Sellers’ Warranties pursuant to Section 9.

PART 3

Interpretations

For purposes of this Agreement, unless the contrary intention is stated, a reference to:

(a)

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall include the other gender.

(b)

The headings and captions used in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope or content of this Agreement or any provision hereof.

(c)	Any reference to any “Section” or “Schedule” is a reference to a specific Section or Schedule of this Agreement.

(d)	The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.

(e)	Any reference to a document, including this Agreement, refers to that document as amended, novated, assigned or supplemented.

(f)	The term “include” or “including” shall mean without limitation by reason of enumeration and shall not be interpreted restrictively.

(g)	In case any inconsistencies should arise between figures defined in numbers and in words, the figure given in words shall prevail.

(h)

Where in this Agreement a Bulgarian term is given in brackets, in italics, or in italics and in brackets after an English term and there is any inconsistency between the Bulgarian term and the English term, the meaning of the English term shall prevail, unless the Bulgarian term is the factually correct description of or reference to factual or legal status or occurrences concerning the Companies.

(i)

The words “control”, “controlling” or “controlled” as to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and business policies of such Person, whether through ownership of voting securities, partnership interests (or their equivalent), by contract or otherwise.

(j)	References to a document in the “agreed form” are to that document in the form agreed to and initialed for the purposes of identification by or on behalf of the Parties.

(k)

References in this Agreement or any document referred to in this Agreement to the expression: “to the extent that” or any similar expression shall be deemed to indicate an element of degree and is not synonymous with the word “if”.

(l)

a reference to a document or communication being “signed” by or on behalf of any person means signature in manuscript by that person or his duly authorized agent or attorney (which manuscript signature may be affixed and/or transmitted by email), as well as advanced or qualified electronic signature pursuant to eIDAS Regulation (EU) No 910/2014.

(m)

a reference to something being “in writing” or “written” includes any mode of representing or reproducing words in visible form that is capable of reproduction in hard copy form, including words transmitted by email but excluding any other form of electronic or digital communication.

SCHEDULE 2: INTERIM RESTRICTIONS

1.	Access

Until Closing, each of Sellers shall:

(a)

subject to signing of the non-disclosure agreements, procure that officers of Buyer and Buyer’s observers, representatives and agents, such as lawyers and accountants, are given full access to the books and records of the Companies and any and all agreements (including any Material Contracts) to which any of the Companies is a party, during normal business hours on any Business Day and on reasonable notice to Sellers; and

(b)	provide such information regarding the businesses and affairs of the Companies as Buyer may reasonably require.

2.	The Interim Actions (defined below) referred to in Subsection 4 of this Schedule 2 are:

(a)	grant any Lien on the Sale Shares;

(b)	create, issue, or decrease its registered share capital or change the type, form, nominal value or any rights attached to any of the Sale Shares;

(c)	merge, consolidate, change its legal form or be liquidated;

(d)	repurchase or redeem its shares;

(e)	materially change the scope of its business;

(f)	Save as Disclosed concerning the Permitted Leakages, pay or declare any dividend or other distribution;

(g)	save for in the ordinary course of business and save as imposed by operation of law or a decision of a Governmental Entity grant any Lien over or agree to grant any Lien over any asset;

(h)

dispose of, or agree to dispose of, any assets, save for: (i) in the ordinary course of business; (ii) assets below EUR 10,000 (net book value). Where any disposal or Lien is imposed by operation of law or the decision of a Governmental Entity, Sellers shall use all reasonable endeavors, if possible, to procure the removal of such Lien or the prevention of such disposal;

(i)	form any subsidiary or acquire shares in any company or participate in, or terminate any participation in, any partnership or joint venture, or open any branch of any of the Companies;

(j)	permit any of its material insurances (without replacing) to lapse or do anything which would make any policy of insurance void or voidable;

(k)

(i) make any material change in the terms and conditions of employment of any Senior Employee or Senior Manager, terminate the employment of any Senior Employee or Senior Manager other than for just cause or employ any additional person without the prior written consent of Buyer which may not be unreasonably withheld and shall be deemed given if no response from Buyer is received within five (5) Business Days of receipt of notice from the Companies or Sellers; or (ii) Save as Disclosed, pay any bonuses to employees, managers or consultants of a Company in excess of the practice applied in the financial year prior to the Signing Date;

(l)

(i) settle any litigation which is for (or is reasonably likely to become for) an amount exceeding EUR 65,000 individually or EUR 200,000 collectively in the aggregate, save for debt collection in the ordinary course of business, or (ii) enter into any litigation (as plaintiff) which is for (or is reasonably likely to become for) an amount exceeding EUR 200,000 collectively in the aggregate. Sellers and the Companies are permitted to take any steps required in relation to passive litigation (i.e. where a Company is a defendant) to the extent that such steps could not be materially prejudicial to Buyer or a Company or its or their relationship with a Governmental Entity;

(m)

make any material change in any method of accounting or accounting practice or policy used by the Companies in the preparation of its financial statements, other than such changes as are consistent with changes required by IFRS or applicable law or otherwise applying generally to Sellers and their Affiliates;

(n)

amend the constitutional documents of the Companies in any manner without the prior written consent of Buyer, which may not be unreasonably withheld and shall be deemed shall be deemed given if no response from Buyer is received within five (5) Business Days of receipt of notice from the Companies or Sellers; by way of derogation from the foregoing, no consent of Buyer is required for such amendments to the constitutional documents of the Companies, which relate to the change of their business address in accordance with Subsection 6 of this Schedule;

(o)	change the statutory auditor of the Companies;

(p)

other than in the ordinary course of business, grant any lease or third party right in respect of any material real estate owned or leased by the Companies or transfer or otherwise dispose of any of the real estate owned by the Companies;

(q)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms, other than in the ordinary course of business;

(r)	grant any general power of attorney;

(s)	enter into or amend an agreement with an Affiliate, save for agreements between Companies;

(t)	enter into any Material Contract or undertake any material obligation or liability;

(u)	agree, conditionally or otherwise, to do any of the foregoing;

(v)	depart in any material respect from the ordinary course of business.

3.	Sellers will notify Buyer on receipt of any termination notice by a Senior Employee or Senior Manager.

4.

In the event that during the Interim Period any of the Companies proposes to commence or commences any of the actions in Section 2 above (“Interim Actions”), Sellers shall inform Buyer of these circumstances and shall as soon as practicable brief Buyer on, and consult in advance with Buyer on, the proposed nature, timing and scope and strategy of, and the opinion they intend to express, with respect to such action. Sellers shall take into account the reasonable requirements of Buyer on the timing, scope and strategy of, and the opinion they intend to express in, the action.

Sellers shall promptly provide Buyer with copies of any material communication, opinion, documents and information received or sent by BNB and give Buyer prompt notice of all meetings and material telephone conferences with BNB. Sellers shall provide Buyer with drafts of any opinion, communication or documents that they propose to send to BNB sufficiently in advance to allow Buyer to review such drafts and provide comments thereon. Sellers shall take into account the reasonable requirements of Buyer with respect to any opinion, documents and information to be submitted to BNB, and in any material meeting, telephone conferences.

Sellers shall ensure that documentation submitted to BNB is submitted in the form required by applicable law, and within all applicable time limits.

Sellers shall give Buyer a reasonable opportunity to take part in all formal telephone conferences and (where reasonably practicable) all formal meetings with the BNB and, where Buyer requests so, take into account the request to make oral submissions at such meetings or calls with BNB.

Sellers undertake to use their best efforts to provide, and procure that their agents and advisers shall provide, Buyer promptly (but in any case within the time frame provided by the BNB) with any necessary administrative co-operation, information and documents in connection with any discussions, and to update Buyer regularly on the progress of such discussions. Sellers shall promptly provide copies of documentation and opinions submitted to BNB to Buyer.

References to Buyer in this Subsection 4 shall include the authorization to deal with Buyer’s agents and advisers, if requested by Buyer. In relation to any disclosure to the other parties under this Subsection 4, business secrets and other confidential material may be redacted so long as each Party acts reasonably in identifying such material for redaction.

It shall be sufficient for copies of any submission or other document to be provided by Sellers to Buyer in the original language, without any translation being required.

The Buyer may appoint as observer/s one or more individuals, which must not have an association or otherwise a close relationship with a competitor of any of the Companies. The names of the observers shall be notified in writing to the Sellers. Subject to that, references to Buyer pursuant to this Subsection 4 shall be understood as references to the individuals appointed as observers in the respective Company, pursuant and subject to Section 1 (a) of this Schedule 2. Hence, for example, (i) any and all communication with Buyer (including notifications or provision of information or documentation to Buyer) pursuant to this Subsection 4 shall be made via the respective individual appointed as an observer in the respective Company pursuant to Section 1 (a) of this Schedule 2 and (ii) any and all rights of Buyer pursuant to this Subsection 4 shall be exercised by the respective individual appointed as an observer in the respective Company pursuant to Section 1 (a) of this Schedule 2. Buyer (via the respective individual appointed as an observer in the respective Company pursuant to Section 1 (a) of this Schedule 2) shall respond to any and all communication within time period requested by the respective Company (otherwise, sufficiently before the imposed deadlines) so that the Companies comply with the imposed deadlines while still having a reasonable opportunity to take into account inputs by Buyer. If Buyer (via the respective individual appointed as an observer in the respective Company pursuant to Section 1 (a) of this Schedule 2) fails to comply with the deadlines, its inputs would not be taken into account and its rights for participation and other rights will be correspondingly affected.

5.

None of the Parties shall be obliged or permitted to take, or cause to be taken, any steps or actions referred to in this Schedule 2 to the extent that to do so would be prohibited by applicable law or regulations.

SCHEDULE 3: CLOSING STEPS

On the Closing Date the Parties shall perform the following steps in the following order (unless waived by either Buyer or Sellers):

(a)	Buyer shall deliver to Sellers the following documents:

(i)	a final, executable and effective resolutions of the BNB and of the Competition Authority permitting the transfer of the Sale Shares by Sellers to Buyer;

(ii)

an application to the general meeting of the shareholders of Transact Europe Holdings in accordance with Article 122 of the Bulgarian Commercial Act that it wishes to be accepted as a shareholder in Transact Europe Holdings and accepts the terms and conditions of the incorporation act of Transact Europe Holdings;

(iii)	such other documents and other instruments as Sellers may reasonably request or as may be otherwise necessary to evidence and effect the Transaction.

(b)	Sellers shall deliver to Buyer the following documents:

(i)	resignation letters by the managers of the Transact Europe Holdings, confirming inter alia that they have no claims against this Company;

(ii)	the minutes with resolutions of the general meeting of the shareholders of Transact Europe Holdings that it accepts Buyer as shareholder in Transact Europe Holdings

(iii)	all the statutory and other books and documentation of the Companies and their respective seals;

(iv)	withdrawals of all general powers of attorney issued by the managers of Transact Europe Holdings OOD, with proof of receipt by the attorneys;

(v)	such other documents and other instruments as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the Transaction and to register it with the Commercial Register.

(c)

Sellers (or Sellers’ dully authorized representative) and Buyer (or Buyer’s dully authorized representative) shall execute transfer agreement in respect of the Sale Shares substantially in the form attached as Schedule 7, certified by a notary public (the “Transfer Deed”).

(d)

The Parties shall ensure that on the Closing Date the documentation required for the registration of the Sale Shares transfer is submitted online with the Commercial Register, where the application to the registry shall be signed by the representatives of Buyer, or by or on behalf of the legal representatives of Transact Europe Holdings. The Parties undertake to apply for, submit, issue and execute any other documentation reasonably required, at their cost and expense, for the purpose of ensuring the registration of the transfer of the Sale Shares in Buyer’s name with the Commercial Register. In case any documents are additionally required by the Commercial Register, the Parties shall duly and promptly submit these documents and in case the registration is rejected by the Commercial Register for any reason, the Parties shall immediately remedy or cause to be remedied the ground for rejection and shall submit a new application with all accompanying documentation needed for the registration.

(e)

After the registration of the Sale Shares transfer is completed and Buyer is successfully registered as sole shareholder of the Company with the Commercial Register, Buyer shall instruct the Escrow Agent to release the Purchase Price less any Agreed Leakage Amount, if applicable in favor of Sellers (“Release Instruction”) and henceforth the Escrow Agent shall act in accordance with the Escrow Agreement. In case the person(s) nominated by Buyer are not registered as managers of the Company in the Commercial Register simultaneously with the registration of Buyer as sole shareholder of the Company, Sellers shall not be entitled to act in any way as managers of the Company after the Closing Date and Sellers (or one of them, at the discretion of Buyer) shall sign a power of attorney with contents and in form determined solely by Buyer, authorizing a person nominated by Buyer to act on behalf of the Company.

(f)

In the event of lack of Release Instruction by Buyer as per paragraph (e) above the Escrow Agent shall release the Purchase Price upon presentation of an original current standing certificate issued by the Commercial Register confirming that Buyer is successfully registered as sole shareholder of the Company with the Commercial Register, except that this requirement may be waived in the Escrow Agreement in case the Escrow Agent undertakes to observe directly from the Commercial Register the registration of the Sale Shares transfer.

SCHEDULE 4: SELLERS’ WARRANTIES

PART 1

1.	Power to Contract

1.1

Each Seller has full power to enter into and perform this Agreement and any other agreements referred to herein, each of which constitutes (or will when executed constitute) valid, legal and binding obligations on each Seller in accordance with their respective terms.

1.2	The execution, delivery and performance by each Seller of this Agreement and any other agreements referred to herein shall not result in:

(a)	a material breach of, or constitute a material default under, any agreement or instrument to which it is a party or by which it is otherwise bound; or

(b)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is subject or by which it is bound.

2.	Sale Shares

2.1    Sale Shares

(a)

Each Seller is the sole legal and beneficial owner of Sale Shares as described in paragraph (A) of the preamble above and is entitled to transfer of the full legal and beneficial ownership in the Sale Shares he owns to Buyer on the terms and subject to the conditions set out in this Agreement.

(b)	The Sale Shares are fully paid up, constitute the whole of the issued share capital of the Company and have been properly issued.

(c)	The Sale Shares have full voting rights and entitlement to dividends of the Company and there are no grounds for the voting rights to be suspended or for the entitlement to dividends to be lost.

2.2    No Encumbrances

There is no Lien on, over or affecting the Sale Shares or any of them and there is no agreement, arrangement or commitment to give or create any such Lien. So far as Sellers are aware, no person has claimed to be entitled to such a Lien.

2.3    Dividends

All dividends declared or due in respect of the Sale Shares have been paid and satisfied in full, unless as otherwise Disclosed in the Disclosure Letter.

PART 2

3.	General Warranties

3.1    Companies

(a)

Each Company is a company duly incorporated and validly existing under the laws of Bulgaria, and if so required in any jurisdictions where they transact business, with full power and authority to conduct its business as presently conducted.

(b)

There are no agreements or arrangements in force which provide for the present or future issue or transfer of or grant to any person of the right (whether conditional or otherwise) to call for the issue or transfer of, or conversion into, any share or loan capital or any other securities of any Company (including any option or right of pre-emption or conversion).

3.2    Corporate Matters

Resolutions

(a)

All resolutions of each Company taken at a general meeting of members have been adopted legally and validly, and neither of Sellers nor, so far as Sellers are aware, any other party has in writing ever challenged or threatened to challenge any resolution adopted at general meetings of members of each Company.

Constitutional and corporate documents

(b)

The constitutional and corporate documents of each Company have been prepared and kept materially in accordance with applicable laws, and true and accurate copies, as of the date of their upload, are in the Data Room. No material changes have been made to them since the date of their upload.

Directors (Senior Managers)

(c)

As of the Signing Date, the only directors of the Companies are the persons whose names are listed in relation to the respective Company in the Bulgarian Commercial Register and each of those directors has been validly appointed.

Subsidiaries

(d)	No Company:

(i)

holds or beneficially owns or has agreed to acquire any equity securities (except for Transact Europe Holdings which owns Transact Europe, and except for Transact Europe which owns Company for Development Smolyan Shares) of any other corporation (regardless of jurisdiction of incorporation). Transact Europe Holdings owns 100% of the shares in Transact Europe and these shares are fully paid-up, have been properly issued, there is no Lien on, over or affecting the shares or any of them and there is no agreement, arrangement or commitment to give or create any such Lien. Transact Europe owns 100% of the shares in Company for Development Smolyan and these shares are fully paid-up, have been properly issued, there is no Lien on, over or affecting the shares or any of them and there is no agreement, arrangement or commitment to give or create any such Lien; and

(ii)	has outside its jurisdiction of incorporation any branch or, so far as Sellers are aware, any permanent establishment.

Effect of this Agreement

(e)	Signing or Closing of this Agreement will not, except as Disclosed in the Disclosure Letter:

(i)	result in a material breach or constitute a material default by any Company of any of the terms of any Material Contract;

(ii)	result in any indebtedness of a Company becoming due and payable or capable by the lender or lenders of being declared due and payable prior to its stated maturity;

(iii)	result in the creation or imposition of any Lien on any of the material property or assets of any Company; or

(iv)

entitle any Senior Managers to leave employment or to claim or receive any additional payment, any additional notice period or any other benefit whatsoever (except for ordinary services provided to them as set out in their contracts in relation to their transition).

3.3    Solvency

(a)

No administrator, trustee in bankruptcy (in Bulgarian language синдик), administrative receiver or receiver has been appointed in respect of the whole or any part of the assets or undertaking of any Company.

(b)

No resolution has been passed for the winding-up of any Company, and so far as Sellers are aware, no order has been made for the liquidation, winding-up or bankruptcy of a Company, except that the Companies intend to commence liquidation proceedings in respect of Company for Development Smolyan as it will not be actively engaged in business activities.

(c)	So far as Sellers are aware, no petition has been presented for the liquidation, winding-up or bankruptcy of a Company.

(d)	No Company is unable to pay its debts as they fall due and no Company has stopped paying its debts as they fall due.

(e)	No voluntary arrangement, compromise or similar arrangement with creditors has been made by any Company in respect of any Company.

(f)	So far as Sellers are aware, no voluntary arrangement, compromise or similar arrangement with creditors is proposed by a creditor in respect of any Company.

3.4    Non-contravention.

The execution, delivery and performance by Sellers of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of each Company, (ii) contravene, conflict with or result in a violation or breach of any provision of any law applicable to the respective Company, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the respective Company is entitled under any provision of any Material Contract or any material permit affecting, or relating in any way to, the assets or business of the respective Company or (iv) result in the creation or imposition of any Lien on any asset of the respective Company.

3.5    Accounts

The Accounts

(a)

The Accounts have been prepared and audited in accordance with the IFRS, as applied by Transact Europe Holdings and Transact Europe in the past, and are in all material aspects consistent with the practice and policies adopted by the respective company for the financial year which ended on 31 December 2020, give in all material aspects a true and fair view of the assets and liabilities of the Companies to which they relate at that date and the profits and losses of the Companies to which they relate for the financial period ended on that date.

(b)

The accounts, books, ledgers, financial records, corporate registries which the Company is required to maintain by law are up to date, have been properly maintained in all material respects, present fairly all matters required to be entered therein and present fairly all transactions involving the businesses and affairs of the Company.

(c)

All information, resolutions and other documents, which should have been filed with the Commercial Register, Bulgarian National Bank, State Agency for National Security or National Revenue Agency have been duly and timely filed, all the information provided to these authorities being performed in all material respects in accordance with the requirements of the applicable law effective at the time of such filing.

Events since Locked Box Date

(d)	Since the Locked Box Date each Company:

(i)

has carried on its business in the ordinary and usual course and, except for Company for Development Smolyan, without any material interruption or material alteration in the nature or manner of its business;

(ii)	Save as Disclosed has not declared, made or paid any dividend or other distribution of capital;

(iii)	has not sold any material asset for a price lower than the net book value of that asset; and

(iv)	has not issued any share capital, or agreed to issue any share capital.

3.6    Finance

Borrowings

(a)

Particulars of all money borrowed by the Companies (other than normal trade credit and sale of trade receivables) as of the Signing Date, including in each case the name and address of all banks with which each Company holds any account, have been Disclosed.

(b)

No debentures, bonds, overdrafts, negotiable instruments (in Bulgarian language: менителнични задължения), loans or other financial facilities will be outstanding or available to any Company as of the Signing Date, except as Disclosed in the Disclosure Letter.

(c)	With regard to all money borrowed by the Companies, including debentures, overdrafts, loans, notes, bonds or other financial facilities currently outstanding or available to the Companies:

(i)

no notice (in any form) has been received by any Company to the effect that such Company is in default (howsoever described) under the terms of any borrowing made by it which default has not been remedied until the Signing Date and, so far as Sellers are aware, no Company expects to receive any such notice;

(ii)

so far as Sellers are aware, there has been no default as provided in the relevant contractual documentation (upon giving effect to the remedy period contained in the respective contractual documentation, if applicable) in relation to any borrowing or other financing arrangement entered into by any Company, by such Company; and

(iii)	no steps for the enforcement of any Lien have been taken or notified in writing to any Company.

Money owed to the Companies

(d)

Particulars of all money lent or agreed to be lent (other than normal trade credit or payment schedules or sale of trade receivables) by any Company in excess of EUR 10,000 (in each case) and which has not been repaid have been Disclosed in the Disclosure Letter, and copies of all documentation relating to such arrangements are Disclosed in the Data Room. Information in the form of aggregated data on all such unpaid borrowings, which individually fall below EUR 10,000 but in aggregate exceed EUR 50,000, is Disclosed.

Guarantees etc.

(e)	No Company issued any guarantee, suretyship or indemnity against the consequences of default in the payment of, any indebtedness of any other person, other than as Disclosed.

3.7    Trading and commercial practices.

Joint ventures and partnership

(a)

No Company is and no Company has agreed to become a member of any joint venture, consortium, partnership or other unincorporated association other than a trade association (provided that membership of such an association does not entail on the relevant Company material monetary obligations which have not been explicitly undertaken thereby). There are no shareholder or other agreements to which Sellers or any Company is a party and which relate to rights and obligations of shareholders of any Company.

Competition and anti-trust

(b)	Save as Disclosed in the Disclosure Letter, so far as Sellers are aware, no Company is:

(i)

a party to or engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of applicable legislation relating to restrictive or other anti-competitive agreements or practices, dominant or monopoly market positions (whether held individually or collectively) (“Competition Legislation”); or

(ii)	the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of Competition Legislation.

Restrictions on trading

(c)

So far as Sellers are aware, no Company is a party to any agreement or arrangement restricting the freedom of any Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit which would constitute an infringement of Competition Legislation.

Possession of records

(d)

So far as Sellers are aware, none of the Companies has any of its records required to be kept under applicable laws, systems, controls, data or information recorded, stored, maintained, or operated by any means (whether computerized or not) which are not under ownership, license and/or direct control of the respective Company.

Powers of attorney and authorities

(e)	The Signatory Circulars of respective Companies as of the Signing Date have been Disclosed.

(f)	There are no general powers of attorney issued by any of the Companies, other than as Disclosed.

3.8    Licenses and Applicable Laws

Licenses and consents

(a)

Save as Disclosed, each Company has obtained all necessary licenses, permits, consents and authorities required by applicable legislation for carrying on its main business as carried on the Signing Date. So far as Sellers are aware and save as Disclosed, no Company is in material breach of any such licenses, permits, consents or authorities.

(b)

So far as Sellers are aware, there is no reason arising from non-fulfilment by any Company of applicable laws why any licenses, permits, consents or authorities of any Company should be suspended, cancelled, revoked, modified or not renewed (in case the expiration is within 12 months after Closing) by the regulator.

(c)	There are no proceedings related to the withdrawal or revocation or loss of the license of a Company.

Applicable laws

(d)

Save as Disclosed, and so far as Sellers are aware, the Companies have materially complied with all applicable laws and no Company has received any notice relating to any material breach or alleged breach of the requirements of any legislation which is applicable to it, which material breach or alleged material breach would have a material adverse effect on any Company.

(e)

Save as Disclosed, there have not been any governmental or other investigations or enquiries or proceedings concerning and addressing any of the Companies which have not been completed as at Signing Date and, so far as Sellers are aware, none are pending or have been threatened. For the avoidance of doubt, the Companies are required on a regular basis, and as part of their ordinary course of business to cooperate with public authorities and other bodies in investigations concerning clients of the Companies, but such investigations shall not be Disclosed.

3.9    Contracts

(a)

“Material Contract” mean any written contracts to which the respective Company is at the date of this Agreement a party with revenue or expenditure of more than EUR 70,000 for each of other Companies, in each case per annum (exclusive of Taxes) except for (i) contracts between any Seller, or his Affiliate, and any Companies, or (ii) contracts between any Company and a third party where any outstanding payments to the latter shall be borne by any Seller or his Affiliate, in accordance with the Escrow Agreement, and not by the Companies, or (iii) contracts between the Companies, or (iv) acquiring agreements with merchants and payment accounts agreements.

(b)	Each Material Contract has been Disclosed in the Disclosure Letter.

(c)	Save as Disclosed, no Material Contract:

(i)	is outside the ordinary course of business of a Company; or

(ii)	may be terminated by the respective Company with a termination period longer than 12 months; or

(iii)	provides that a change in control of any Company entitles the counterparty under such contract to terminate it.

Save as Disclosed, each Material Contract is legal, valid and binding for the respective Company.

(d)	No Company has received a written notice that it is in default under any Material Contract which default is unremedied.

3.10    Litigation and Disputes

Litigation

(a)

No Company is currently engaged in any litigation, arbitration or mediation proceedings as defendant, except as Disclosed. No litigation or arbitration or threatened litigation or arbitration against any Company was put on the agenda of the board of directors (if applicable) of any Company since January 1, 2021, except as Disclosed.

Orders and judgments

(b)

No Company is subject to any order, injunction, award or judgment given by any court, administrative agency or governmental or regulatory agency or by arbitration, which is final, binding and still in force and has not been fully satisfied to any court or to any third party arising out of any legal proceedings, except as Disclosed or except for any order, injunction, award or judgement not exceeding EUR 5,000 in each case.

3.11    Employment

Particulars of employees, etc.

(a)

As of the Signing Date, a schedule of all Senior Employees containing their anonymized details and principal terms of employment (or equivalent) has been Disclosed and the schedule is complete, true and accurate in all material respects.

(b)

As of the Signing Date, a schedule of all other employees, and independent contractors (not on the payroll), of either Company has been Disclosed and the schedule is complete, true and accurate in all material respects.

(c)	The employment contracts of all Senior Employees have been Disclosed in the Data Room.

(d)	An Organizational Chart (щатно разписание in Bulgarian language) of each Company (where applicable) as at Signing Date has been Disclosed.

(e)	No share option agreements with regard to the authorized capital of any of the Companies are executed or pending execution with employees/members to Companies’ management bodies.

Change in Control

(f)

Save as Disclosed in the Disclosure Letter, there is no employment agreement (or equivalent) for any Senior Employee of any Company which provides that a change in control of any Company entitles the Senior Employee to treat the change of control over any Company as amounting to a breach of his/her contract or entitling her or him to any payment (unless such payment shall be borne by Sellers and not by any Company, in accordance with the Escrow Agreement, as shall be the case with regard to minutes of meeting of Transact Europe Holdings dated January 24, 2020), additional period of notice or other benefit whatsoever, or entitling her or him to treat herself/himself as redundant or otherwise dismissed or released from any obligation.

(g)

Save as Disclosed in the Disclosure Letter, from December 31, 2020 until the Signing Date, there has been no material change in the terms and conditions of employment (or equivalent) of any Senior Employee. The latest salaries increase of the employees of the Companies has taken place as of May 1, 2021.

Notice periods

(h)

Save as Disclosed no Senior Manager or Senior Employee of any Company is serving on terms which would preclude the relevant Company from lawfully terminating his employment (or equivalent) on not more than six months’ notice without compensation (other than statutory compensation), in all cases subject to any limitations on the termination of employment agreements under Bulgarian law.

Liabilities to employees

(i)

There are no amounts owing to present or former Senior Managers or Senior Employees of any Company other than reimbursement of business expenses, remuneration for the current salary period and holiday pay for the current holiday year.

(j)

So far as Sellers are aware, there is no pending or actual litigation between any current or former Senior Managers or Senior Employee as plaintiff and a Company as defendant. So far as Seller are aware, there is no claim or liability relating to a Company for any workers’ compensation, disability, harassment, or occupational diseases.

Employee representatives

(k)	No Company has recognized any trade union, works or staff council, or any other organization of employees or their representatives in respect of any employees.

(l)

Each Company complies in all material respects with the minimum labor law standards and/or minimum health and safety standards applicable in the respective jurisdiction where the relevant Company is active.

(m)

Each Company complies in all material respects with applicable laws related to payment of social security contributions towards competent social security funds and there are no debts due to social security and/or pension funds (of public or private nature) other than those not yet fallen due or due for the current settlement period.

3.12    Assets

(a)

As of the Signing Date and except as Disclosed, each Company has a legal title (ownership, lease, easements, right of use or other legal title) to all material assets necessary for respective Company to conduct its main business as of the Signing Date.

As of the Signing Date and save as Disclosed, there exists no Lien on material assets necessary for the respective Company to conduct its main business. So far as Sellers are aware and save as Disclosed, none of the material assets necessary for the respective Company to conduct its main business are the subject of any claims or proceedings for expropriation or restitution.

The Companies have not entered into any agreement creating a pledge on material assets necessary for the respective Company to conduct its main business to secure any financial indebtedness of the Companies.

3.13    Insurance

Details of all material policies of insurance of the Companies as of the Signing Date in force have been Disclosed, all premiums due on such policies have been duly paid, and all such policies are in full force and effect.

3.14    Intellectual Property

(a)	So far as Sellers are aware, no Company infringes any intellectual property owned by any third party and no claim thereof has been made in writing against any Company.

3.15    IT Systems

(a)

The IT Systems of the Companies listed in the Disclosure Letter (the “IT Systems”) are owned by or licensed to the Companies (or the Companies have other legal title to them). So far as Sellers are aware, no claim thereof has been made in writing against any Company regarding material breach of any license concerning the IT Systems or infringement of any intellectual property rights concerning the IT Systems.

3.16    Environmental

(a)	Each Company is operating its business in material compliance with applicable environmental laws.

3.17    Data Protection & Cybersecurity

(a)	So far as the Sellers are aware, each Company has complied in all material respects, with all relevant requirements of applicable laws and regulations relating to data protection.

(b)	No Company has received a written notice from a data protection regulator alleging non-compliance with any laws or regulations relating to data protection;

(c)	So far as Sellers are aware and save as Disclosed, no Company has been breached, hacked, received a notice of ransomware, or otherwise been notified of a cybersecurity deficiency or liability; and

(d)	So far as Sellers are aware, each Company has implemented data protection and cybersecurity practices and policies that are customary and needed for a business of its size, location, and type.

3.18    Anti-Bribery and Corruption

So far as Sellers are aware, no Company or its Senior Employees has at any time engaged in any activity, practice or conduct which would constitute an offence under applicable Bulgarian, UK and US anti-corruption legislation. The Companies materially comply with their obligations under the Bulgarian Measures Against Money Laundering Act and maintain all necessary documentation trail as required thereunder.

3.19    Information Provided

So far as Sellers are aware, all information and documents provided in relation to the Companies or caused to be provided to Buyer or to individuals and/or legal entities acting on its behalf, by Sellers and/or the Companies, for the purpose of and in the course of the due diligence conducted by Buyer and of the negotiations leading to this Agreement are true and accurate in all material respects and are not misleading. So far as Sellers are aware, all material information and documents provided are Disclosed in a complete manner.

3.20    Disclosed Information

(a)	So far as Sellers are aware, all Disclosed copies of documents are true and correct copies of their respective originals;

(b)

So far as Sellers are aware, all Disclosed private documents were signed by duly authorized representatives of the Company and/or third party and were prepared in compliance with the applicable laws and corporate rules and procedures;

(c)

So far as Sellers are aware, all Disclosed official documents: (i) were issued by the competent authorities following a legal and valid procedure, (ii) have entered into force and as of the date hereof are still in force and effect (unless otherwise shown on the documents), are not disputed, and (iii) there are no facts or indications suggesting there are grounds for their challenging or cancellation.

3.21    Company for Development Smolyan

(a)	Company for Development Smolyan does not have any obligation whatsoever to any individual, legal entity or public authority;

(b)	there have not been any governmental or other investigations or enquiries or proceedings concerning and addressing Company for Development Smolyan and none are pending or have been threatened,

(c)

there are no pending tax audits of Company for Development Smolyan, and there are no Tax Inspection Decrees obliging Company for Development Smolyan to pay any taxes that have not been paid in time. So far as Sellers are aware, there are no transactions of Company for Development Smolyan which fall under the scope of Art. 216 of the Bulgarian Tax and Social Insurance Proceedings Code,

(d)

Company for Development Smolyan is not engaged in any litigation, arbitration or mediation proceedings as defendant and is not subject to any order, injunction, award or judgment given by any court, administrative agency or governmental or regulatory agency or by arbitration, which has not been fully satisfied to any court or to any third party arising out of any legal proceedings,

(e)

The accounts, books, ledgers, financial records which Company for Development Smolyan is required to maintain by law are up to date, have been properly maintained in all material respects, present fairly all matters required to be entered therein and present fairly all transactions involving the businesses and affairs of Company for Development Smolyan,

(f)

All information, resolutions and other documents, which should have been filed by Company for Development Smolyan with the Commercial Register, State Agency for National Security or National Revenue Agency have been duly and timely filed, all the information provided to these authorities being performed in all material respects in accordance with the requirements of the applicable law effective at the time of such filing.

PART 3

4.	Taxation Warranties

4.1    General

(a)

So far as Sellers are aware, the Companies have filed, or have had filed on their behalf, all material Tax returns required to be filed by the Companies (in each case taking into account requests for extensions to file such Tax returns).

(b)

All necessary Tax returns required for the purposes of Taxation have been submitted by the relevant Company to the relevant Tax Authority for the purposes of Taxation, are correct and accurate in all material respects and none of them is the subject of any material dispute with any Tax Authority, court, arbitrator or tribunal.

(c)

All Taxation for which a Company has been, or is, liable to account has been duly paid (insofar as such Taxation ought to have been paid) by the due dates and no penalties, fines, surcharges or interest have been incurred.

(d)	All Taxation deductible under any applicable laws relating to Taxation has, so far as is required to be deducted, been deducted from all payments made (or treated as made) by the relevant Company.

(e)

Each of the Companies maintain complete and accurate records, invoices and other information in relation to Taxation that meet all legal requirements and enable the Taxation liabilities of each of the Companies to be calculated accurately in all material respects.

(f)

There are no pending tax audits of any of the Company, and there are no Tax Inspection Decrees obliging any of the Companies to pay any taxes that have not been paid in time. So far as Sellers are aware, there are no transactions which fall under the scope of Art. 216 of the Bulgarian Tax and Social Insurance Proceedings Code.

4.2    Companies Residence and Overseas Interest

So far as Sellers are aware, each Company is resident in the jurisdiction of its incorporation, i.e. Bulgaria, for Taxation purposes and is not treated as resident in any other jurisdiction or trades through a permanent establishment or taxable presence outside of the jurisdiction of its incorporation.

4.3    Transfer Pricing

All material transactions between any of the Companies and their Affiliates have been made on arm's length terms and are documented in accordance with applicable laws.

4.4    Anti-Avoidance

No Company has been involved in any transaction or series of transactions the main purpose or one of the main purposes of which, was the illegal evasion of Taxation.

SCHEDULE 5: BUYER’S WARRANTIES

Buyer warrants to Sellers that:

1.	Buyer

1.1	Buyer is validly established, in existence and duly registered under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2.	Authorization

2.1

Buyer has obtained all necessary internal approvals and Governmental Entity consents in order to be able to enter into this Agreement and perform its obligations under it, except for the BNB Clearance and the Competition Authority Clearance.

2.2    This Agreement constitutes valid and binding obligations of Buyer.

2.3

Entry into and performance by Buyer of this Agreement will not violate or conflict with the provisions of Buyer’s articles of association, certificate of incorporation, by-laws, or equivalent constitutional documents in each relevant jurisdiction.

2.4	The entry into this Agreement by it will not result in violation or breach of any applicable law or any contract, agreement or other understanding to which it is a party.

2.5

With the exception of the BNB Clearance and the Competition Authority Clearance, no regulatory consents, announcements, consultations, notices, reports or filings are required to be made by obtained or made by Buyer in connection with Buyer entering into this Agreement or performance of Buyer’s obligations under this Agreement.

3.	Liquidation, insolvency

3.1	No Order has been made, petition presented or meeting convened for the winding up of Buyer or for the appointment of a liquidator.

4.	No illegal conduct

4.1

So far as Buyer is aware, none of Buyer or its senior employees, officers or directors has at any time engaged in any activity, practice or conduct which would constitute an offence under applicable Bulgarian anti-corruption legislation.

5.	No Broker

5.1	Buyer is acquiring the Sale Shares in its own name and for its own account, and not as agent or broker for, any other party.

6.	Ownership of Buyer

6.1	Buyer’s reports with the U.S. Securities and Exchange Commission are materially accurate as to Nasdaq listing status, ownership structure and financial performance.

7.	Funding

7.1	Buyer has sufficient funds and committed financing to pay the Purchase Price when due and payable as well as any other amounts necessary to consummate the transactions contemplated by this Agreement.

SCHEDULE 6: LIMITATION OF LIABILITY

This Schedule 6 shall apply to limit the liability of Sellers under this Agreement for all Claims (including the Warranty Claims, as set out below).

1.	Notice and time limits for bringing claims, no other remedy

If Buyer becomes aware of any fact, matter or circumstance which is reasonably likely to give rise to any Claim (including, for the avoidance of doubt, a Warranty Claim) under this Agreement, Buyer shall give a written notice (specifying in reasonable detail the fact, matter or circumstance which could give rise to the potential Claim, the nature of the potential claim and the amount likely to be claimed in respect of it, each on a without prejudice basis) to the relevant Seller promptly, however not later than within 3 months of Buyer becoming aware that it is reasonably likely to give rise to any Claim. For the avoidance of doubt, failure to deliver such notice shall not preclude Buyer from making a Claim under this Agreement, however, shall result in liability of Buyer to Sellers to the extent of damage directly caused as a result of such failure.

Within 30 Business Days from receipt of a notice in respect of a Claim, Sellers may seek to cure the breach to which the Claim pertains with Buyer’s permission, which may not be unreasonably withheld. If the breach is not cured within 30 Business Days, or is incurable, then Buyer may, subject to limitations in this Agreement, claim the payment of an amount equal to the loss or damage suffered by Buyer or a Company.

The liability of Sellers in respect of all Warranty Claims shall terminate on the date which is twelve (12) months after Closing, save in respect of the Taxation Warranties where it shall terminate on the date which is five years after the date of Closing, and save in respect of the Warranties in paragraphs 1., 2.1, 2.2, 3.1, 3.3, 3.6 (b), 3.6 (e), 3.7 (b), 3.8, 3.10, 3.14, 3.15, 3.17, and 3.18 of Schedule 4, where it shall terminate on the date which is sixteen (16) months after the date of Closing, except in respect of any Claim of which notice is given to the relevant Seller as described in this Agreement before the relevant date in this paragraph.

2.	Claim to be withdrawn unless arbitration proceedings commenced

Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn (and no new Claim may be made in respect of the facts giving rise to such withdrawn Claim) unless claim in arbitration in accordance with Section 13.4 in respect of it have been commenced within 6 months of notice having been given by Buyer pursuant to Section 1 of this Schedule 6. To the extent that a Claim is based upon a liability which is a contingent liability, the time limit for serving notice of proceedings on a Seller shall run from the time that the contingent liability becomes an actual liability to make a payment.

3.	Monetary limits

Notwithstanding anything else in this Agreement, the total aggregate amount of the liability of all Sellers in respect of the Sellers’ Warranties listed in Schedule 4 shall not exceed an amount equal to one hundred per cent. (100%) of the Purchase Price. For the avoidance of doubt, the liability of each Seller is several and limited in accordance with Section 13.12.

4.	De minimis and Threshold for Warranty Claims

Sellers are not liable in respect of a Warranty Claim unless the amount that would otherwise be recoverable from Sellers (but for this paragraph (i)) in respect of that Warranty Claim exceeds EUR 60,000. If more than one Warranty Claim arises from, or is caused by, the same or substantially the same matters or circumstances and the aggregate amount of damages to which Buyer would be entitled as a result of those Warranty Claims is equal to or exceeds the sum specified above, then for the purpose of calculating the amount that would be recoverable from Sellers, the aggregate amount of all such Warranty Claims shall be taken into account.

5.	Nothing to restrict Buyer’s duty to mitigate

Nothing in this Agreement will in any way restrict or limit the general obligation at law of Buyer and the Companies to mitigate any loss or damage which they may suffer in consequence of any breach by Sellers of this Agreement or any fact, matter or circumstance giving rise to a Claim, expect that Buyer and the Companies shall not be required to take such mitigation actions if that would be materially prejudicial to their Tax, commercial or financial interests or businesses.

6.	No liability for contingent liabilities

If any Claim shall arise before the applicable time limits set forth in Section 1 of this Schedule 6 by reason of some liability that at the time that the Claim is notified to Sellers is contingent only, Sellers shall not be under any obligation to make any payment to Buyer in respect of such Claim until such time as the contingent liability ceases to be so contingent.

7.	No double recovery

Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances that give rise to one or more Claims, and, for this purpose, recovery by Buyer in respect of a particular shortfall, damage, deficiency, breach or other set of circumstances, shall be deemed to be recovery by each of them.

8.	Conduct of proceedings

(a)

If Buyer becomes aware of any third party claim, including, demands, inquiries, investigations, proceedings by any relevant corporate body, litigation, arbitration, Orders (a “Third Party Claim”) that is likely to lead to a Claim being made, Buyer promptly (but no later than 20 Business Days after Buyer becomes aware that the Third Party Claim is reasonably likely to give rise to any Claim) thereafter give notice of such Third Party Claim in writing to Sellers, stating in reasonable detail the nature of the matter.

(b)	Buyer:

(i)         (subject to being indemnified by Sellers against all reasonable and documented out-of-pocket costs and expenses incurred by Buyer or any Company) shall take (or, as appropriate, shall procure, that respective Company shall take) such action as Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend such Third Party Claim or any adjudication in respect of that Third Party Claim;

(ii)         shall not make (or, as appropriate, shall procure that any Company shall not make) any settlement, admission of liability, agreement or compromise with any person, body or authority in relation to any such Third Party Claim without prior consultation and without the prior written agreement of Sellers (not to be unreasonably withheld, delayed or conditioned);

(iii)         shall make available to professional advisers appointed by Sellers such access to the personnel of the Companies and to any relevant records and information as Sellers reasonably requests in writing in connection with such Third Party Claim;

(iv)        shall ensure (or, as appropriate, shall procure that the respective Company shall ensure), at the reasonable request in writing of Sellers, that Sellers are placed in a position to take on or take over the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Third Party Claim in question and (subject to being indemnified by Sellers against all administrative fees and costs, and all reasonable and documented out-of-pocket costs and expenses incurred by Buyer or the respective Company) provide (or, as appropriate, procure that the respective Company provides) such information and assistance as Sellers may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations.

(c)

The reimbursement of all reasonable and documented out-of-pocket costs and expenses pursuant to sections above shall be made by Sellers on a monthly basis. All administrative fees and costs shall be paid in advance, or if not practicable, within 10 Business Days of having been paid by Buyer, a Company or its representatives.

(d)	Buyer shall not be obliged to take or procure the taking of any action (or not to take any action):

(i)         against any person who is at the time in question either an employee or director of any member of a Company, Buyer or Affiliate of Buyer; or

(ii)         which Buyer reasonably considers:

(A)         is unlawful or against applicable regulations;

(B)         concerns information which is protected by legal privilege between Buyer and/or a Company and its legal advisor;

(C)         is contrary to the legal obligations of a Company, Buyer or Affiliate of Buyer; or

(D)         may be materially prejudicial to the Tax, commercial or financial interests or the business of a Company, Buyer or Affiliate of Buyer, or the normal administration and conduct of the Tax affairs of a Company, Buyer or Affiliate of Buyer or any dealing they may have with a Governmental Authority or Tax Authority.

(e)

Sellers shall make available to Buyer and the relevant Company such persons and all such information as Buyer may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim (provided that Sellers have possession of such information). and shall procure that persons working for Sellers and any Affiliate of Sellers for the time being shall:

(i)         co-operate in the preparation, review and signing of any witness statements and exhibits thereto which Buyer may reasonably request; and

(ii)         if Buyer so requests, attend any relevant proceedings as a witness to give evidence and prepare appropriately for such attendance.

(f)	Buyer shall, and shall procure that the relevant Company shall, provide Sellers with reasonable information as to the progress of the Third Party Claim on request.

9.	Sellers to receive benefits recovered by Buyer from third parties

If a Buyer or a Company is entitled to recover from any insurance company or any other third party a sum which indemnifies or compensates Buyer or a Company (in whole or in part) in respect of the subject matter of the Claim, Buyer shall procure that all reasonable steps are taken to enforce such recovery against the third party, however, without prejudice to Buyer’s right to make a Claim against Seller. If Buyer or a Company subsequently recovers from any insurance company or any other third party a sum relating to the subject matter of the Claim, the below shall apply.

If:

(a)	either Seller makes a payment in respect of a Claim (the amount of such payment, to the extent it does not comprise interest on a late payment, being the “Damages Payment”);

(b)	a Company or Buyer receives any sum which would not have been received but for the matter or circumstance giving rise to the relevant Claim (the “Third Party Sum”);

(c)	the receipt of the Third Party Sum was not taken into account in calculating the Damages Payment; and

(d)

the aggregate of the Third Party Sum and the Damages Payment exceeds the amount required to compensate Buyer or the respective Company concerned (as the case may be) in full (however, subject to all monetary limitations of this Schedule 7) for the matter or circumstance which gave rise to the relevant Claim (such excess being the “Excess Recovery”),

Buyer shall, following receipt of the Third Party Sum by it or the respective Company concerned, repay to that Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Damages Payment, after deducting (in either case) all costs incurred by Buyer or any Company in recovering the Third Party Sum and any and all Taxation payable by Buyer or any Company by virtue of its receipt.

10.	Access to Companies

In connection with any Claim, Buyer shall, and shall cause the Companies (at Sellers’ cost) to:

(a)

allow Sellers and their advisers to meet with the management of the Companies as well as their legal and Tax advisers, upon reasonable advance notice of no less than three (3) Business Days and during normal business hours;

(b)	allow Sellers and their advisers to investigate the events, matters or circumstances alleged to give rise to such Claim, to the extent reasonably necessary.

Nothing in this Section 10 shall oblige Buyer to give access to, reveal or provide copies of any information which it considers privileged or confidential, or which is internal correspondence or legal or other professional advice.

11.	Tax effects

Any amount owed by Sellers in respect of any Claim shall be reduced by the amount by which any Tax, for which a Company would otherwise have been liable, is reduced as a result of the breach which gives rise to such Claim. If the amount of such Tax savings is determined after payment by Sellers of any amount in discharge of the Claim, Buyer shall pay to Sellers an amount equal to the difference between (A) the amount paid by Sellers to Buyer and (B) the amount that Buyer or a Company would have received if such Tax savings had been taken into account in determining the amount due by Sellers in accordance with this Section 11 of this Schedule 6.

12.	Knowledge

Any Sellers’ Warranty qualified by “so far as Sellers are aware” (or any similar expression) shall mean that the Warranty is accurate to the Knowledge, as of the date of this Agreement of the following representatives of the Companies:

(a)	Each of Sellers;

(b)	Mr. Vassil Klaklov, CEO of Transact Europe EAD;

(c)	Ms. Daniela Ivanova-Nikolova, CEO of Transact Europe EAD; and

(d)	Mr. Vassil Rabuhchiev, CFO of Transact Europe EAD,

and that expression or statement shall be deemed to include an additional statement that it has been made after due and careful enquiry.

The respective representative of a Company will be deemed to have “Knowledge” of the particular fact or other matter relating to a respective Company if such individual is or was actually aware of such fact or other matter, or ought to have been aware, having made due and careful enquiry.

13.	No indirect or consequential damages and no loss of profit

Buyer shall not be entitled to claim for any indirect loss of profit or indirect or consequential loss or for any loss of goodwill after the Closing, whether actual or prospective, or for any punitive damages in respect of any Warranty Claim, except in the case of fraud or willful misconduct.

14.	Further limitations to Sellers’ Warranties

1.1.

Sellers’ Warranties are given subject to, and treated as amended by, and accordingly no Warranty Claims against Sellers may arise on the basis of, matters disclosed as follows (all such matters shall be referred to as “Disclosed”):

(a)	in documents and information available in the Data Room or in the Disclosure Letter;

(b)	with respect to which specific provisions or other reserves were disclosed in the Accounts

(c)	publicly available information in the Commercial Register accessible under company files of the Companies up to 24 hours before the Signing Date;

1.2.

A reference to a “Disclosure” or “Disclosed” or similar word or phrase or expression (including in relation to the Data Room or the Disclosure Letter) shall be qualified so that in order to be considered disclosed for the purposes of or in connection with this Agreement, the matter, event, circumstance or other information must be fairly disclosed, and without prejudice to the foregoing:

(a)

it must be disclosed in sufficient detail to enable Buyer to make a reasonably informed assessment of the nature, scope and implications of the matter, event, circumstance or other information in question; and

(b)	reference to a document does not of itself mean that a document is disclosed unless that document is attached to the Disclosure Letter or included in the Data Room in full; and

1.3.	Sellers shall not be liable in respect of a Warranty Claim to the extent that the relevant liability would not have arisen but for:

(a)

a change in legislation announced, or the withdrawal of any extra-statutory concession previously made by any Tax Authority, after the date of this Agreement (whether or not the change or withdrawal purports to be effective retrospectively in whole or in part); or

(b)	a change after Closing in the accounting policies adopted by any Company for the valuation of its assets; or

(c)

action by a Company lawfully required by a Governmental Authority on the grounds of a non-appealable decision, or imposed on a Company in its reasonable opinion, pursuant to any mandatory laws or regulations applicable to the Companies, unless the Governmental Authority required this action due to any of Sellers’ Warranties being untrue or incorrect.

15.	Other

(a)

Save as otherwise set out in this Agreement, Buyer hereby waives and relinquishes any right of set-off or counterclaim, deduction or retention which Buyer might otherwise have in respect of any Claim or out of any payments which Buyer may be obliged to make (or procure to be made) to Sellers pursuant to this Agreement or otherwise.

(b)

If Sellers at any time after the date hereof wish to take out insurance against any liability which may arise under Buyer’s Warranties, Buyer agrees to provide, at Sellers’ reasonable cost such information as any prospective insurer or insurance broker may reasonably require for the purposes of effecting such insurance.

SCHEDULE 7: TRANSFER DEED FORM

SCHEDULE 8: LIST OF BUSINESS PARTNERS, ORGANISATIONS OR AGENCIES TO BE NOTIFIED OF THE CONSUMATION OF THE TRANSACTION

SCHEDULE 9: DATA ROOM

SCHEDULE 10: DISCLOSURE LETTER

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